PURCHASE AND SALE AGREEMENT

Between

BRICKMAN DURHAM LLC

Seller

and

HINES GLOBAL REIT PROPERTIES LP

Purchaser

Dated as of the 5th day of March, 2010

T  A  B  L  E    O  F    C  O  N  T  E  N  T  S

 Page

1.	DEFINITIONS

2.	PURCHASE AND SALE

3.	EARNEST MONEY DEPOSIT.

4.	INDEPENDENT CONSIDERATION

5.	DUE DILIGENCE.

6.	INDEPENDENT EXAMINATION

7.	TERMINATION RIGHT

8.	TITLE AND SURVEY.

9.	TENANT ESTOPPELS

10.	REPRESENTATIONS AND WARRANTIES.

11.	SURVIVAL

12.	OPERATION OF PROPERTY, NEW BUILDING LEASES, NEW SERVICE CONTRACTS AND COMMISSION AGREEMENTS

13.	CLOSING

14.	LOAN ASSUMPTION.

15.	PRORATIONS AND ADJUSTMENTS.

16.	CLOSING COSTS.

17.	REMEDIES.

18.	CONDITIONS PRECEDENT TO CLOSING.

19.	BROKERS

20.	CASUALTY AND CONDEMNATION.

21.	CONFIDENTIALITY

22.	DISCLAIMER AND RELEASE.

23.	POST-CLOSING PUBLICATION

24.	GENERAL PROVISIONS.

25.	BLOCKED PERSON CERTIFICATION

26.	RIGHT OF FIRST OFFER – BRICKMAN II PROPERTY

27.	RIGHT OF FIRST OFFER – BRICKMAN DFC PROPERTY

EXHIBITS

Exhibit A                      Assignment and Assumption of Leases
Exhibit B                      Bill of Sale and Assignment of Contracts and Other Interests
Exhibit C                      Building Leases
Exhibit D                      Contracts
Exhibit E                      Special Warranty Deed
Exhibit F                      Tenant Notices
Exhibit G                      Non-Foreign Affidavit
Exhibit H                      Affidavit of Title
Exhibit I                      Purchaser Transfer and Pledge Requirements
Exhibit J                      Brickman DFC Property

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made and entered into as of the 5th day of March 2010 (the “Agreement Date”) by and between BRICKMAN DURHAM LLC, a Delaware limited liability company (“Seller”) and HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership (“Purchaser”).  Purchaser and Seller are sometimes hereinafter referred to individually as a “Party” or collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Seller wishes to sell the Property (as hereinafter defined) to Purchaser and Purchaser wishes to acquire the Property, subject to the conditions set forth in this Agreement; and

WHEREAS, Seller and Purchaser desire to enter into this Agreement to set forth the terms and conditions upon which Seller will sell and Purchaser will acquire the Property.

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

.  For all purposes of this Agreement the following capitalized terms shall have their respective meaning set forth below wherever they appear in this Agreement:

“Actual Lender’s Consent Date” shall mean that date on which Seller and Purchaser shall each have received written notice that Lender has consented to the Loan Assumption, subject only to conditions that are set forth in the Loan Documents or which are reasonable and customary in similar loan assumption transactions.

“Additional Earnest Money Deposit” shall mean the sum of Four Million and No/100 Dollars ($4,000,000.00) which Additional Earnest Money Deposit shall become part of the Earnest Money Deposit under this Agreement and to be held by Escrow Agent pursuant to the terms of the Earnest Money Escrow Agreement.  The Additional Earnest Money Deposit shall be nonrefundable except as expressly provided in this Agreement.

“Additional Earnest Money Deposit Date” shall mean one (1) Business Day following the Due Diligence Expiration Date, time being of the essence.

“Agreement Date” shall mean the date on which the later of the Seller and Purchaser have executed this Agreement.  The Agreement Date shall be no later than five (5) calendar days following the Contract Award Date.

“Assignment and Assumption of Leases” shall mean the Assignment and Assumption of Leases in the form attached hereto as Exhibit A and made a part hereof, whereby Seller shall assign all right, title and interest of Seller as landlord under the Leases and Purchaser shall assume such right, title and interest (including, without limitation, all obligations) as landlord under the Leases.

“Bill of Sale and Assignment of Contracts and Other Interests” shall mean the Bill of Sale and Assignment of Contracts and Other Interests in the form of Exhibit B attached hereto and made a part hereof whereby Seller shall assign to Purchaser all right, title and interest of Seller in the Personal Property, Contracts and Other Interests and Purchaser shall assume such right, title and interest (including, without limitation, all obligations) thereunder.

“Brickman II” shall mean Brickman Durham II LLC, a Delaware limited liability company.

“Brickman II Property” shall mean all that certain lot or parcel of the land located in the State of North Carolina, County of Durham, Township of City, City of Durham, consisting of 1.413 acres and being all of Lot B per plat of survey thereof entitled “Final Plat – R/W Dedication and Revision of Easements – Property of The GMH Family L.LC. (Lot A) and Hock Plaza II, LLC (Lot B)” by Mitchell & Westendorf, P.A., dated May 2, 2003, revised August 26, 2005, and recorded September 6, 2005, in Plat Book 168 at page 349, Durham County Registry, to which reference is hereby made for a more particular description of same.

“Brickman DFC” shall mean Brickman DFC LLC, a Delaware limited liability company.

“Brickman DFC Property” shall mean the approximate 1.494 acre/tract of land located at 5706 Fayetteville Road in the City of Durham, Triangle Township, Durham County, North Carolina and further described on Exhibit J attached hereto.

“Building” shall mean the mixed use facility known as “Hock Plaza” consisting of approximately 327,160 rentable square feet located on the Land and consisting of twelve floors plus one floor of building space located in the Parking Deck.

“Building Leases” shall mean the leases listed on Exhibit C attached hereto and made a part hereof together with any New Building Leases, if applicable.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the State of North Carolina and the State of New York.

“Closing” shall mean the Closing of the purchase and sale of the Property in accordance with Section 13 of this Agreement.

“Closing Date” shall have the meaning ascribed to it in Section 13 of this Agreement.

“Closing Documents” shall mean the Special Warranty Deed, the Assignment and Assumption of Leases and the Bill of Sale and Assignment of Contracts and Other Interests.

“Commitment” shall have the meaning ascribed to it in Section 8(a) of this Agreement.

“Contract Award Date” shall mean that date on which Seller delivers written notice to Purchaser that Seller agrees to exclusively negotiate the terms of this Agreement with Purchaser.  Notwithstanding anything contained in this Agreement to the contrary, Seller’s notice of the Contract Award Date may be sent by electronic mail or facsimile and shall be deemed given on the date of delivery to a representative of Purchaser.

“Contracts” shall mean, to the extent assignable without cost to Seller, all service, maintenance and other contracts by and between Seller and a Person exclusively for the maintenance and operation of the Land and Improvements, but excluding insurance contracts or policies.  The Contracts are listed on Exhibit D attached hereto and made a part hereof.

“Declaration” shall mean the “Amended And Restated Declaration of Easements and Restrictions” by and between GMH Family and Hock Plaza II, LLC recorded in Book 4955 at Page 940, the Registry, as amended by that certain “First Amendment to Amended And Restated Declaration of Easements and Restrictions Recorded in Book 4955 at Page 940” recorded in Book 5026 at Page 620, the Registry.

“Due Diligence Expiration Date” shall mean 5:00 P.M. EST on March 22, 2010, time being of the essence.

“Duke” shall mean Duke University.

“DUHS” shall mean Duke University Health System, Inc.

“Earnest Money Deposit” shall mean the sum of One Million and No/100 Dollars ($1,000,000.00) and all interest earned thereon to be held by Escrow Agent pursuant to the terms of the Earnest Money Escrow Agreement.  The Earnest Money Deposit shall be nonrefundable except as expressly provided in this Agreement.  Upon deposit of the Additional Earnest Money Deposit, the term Earnest Money Deposit shall mean and include the Additional Earnest Money Deposit.

“Earnest Money Escrow Agreement” shall mean the escrow agreement between Seller, Purchaser and Escrow Agent.

“Easement Agreement” shall mean the Easement Agreement between Seller and M.M. Fowler, Inc. recorded in Book 6196, page 18 of the Registry.

“Environmental Reports” shall mean the Phase I Environmental Site Assessment of Hock Plaza, 2424 Erwin Road, Durham, NC 27705, ATC Project No. 15.42088.0015, prepared by ATC Associates Inc. for Brickman & Associates dated November 10, 2005.

“Escrow Agent” shall mean Lawyers Title Insurance Corporation.

“Evaluation Materials” shall have the meaning ascribed to it in Section 5(a) of this Agreement.

“Fund Guaranty” shall have the meaning ascribed to it in Section 17(g) of this Agreement.

“Improvements” shall mean the Building and Parking Deck and all other improvements owned by Seller and located exclusively upon the Land.

“Independent Consideration” shall mean the sum of One Thousand and No/100 Dollars ($1,000.00).

“Inspections” shall have the meaning ascribed to it in Section 5(a) of this Agreement.

“Inspection Reports” shall have the meaning ascribed to it in Section 5(a) of this Agreement.

“Land” shall mean the land located in the State of North Carolina, County of Durham, Township of City, City of Durham, consisting of 2.518 acres and being all of Lot A per plat of survey thereof entitled “-Final Plat- R/W Dedication and Revision of Easements Property of The GMH Family L.L.C. (Lot A) and Hock Plaza II, LLC (Lot B)” by Mitchell & Westendorf, P.A., dated May 2, 2003, revised August 26, 2005 and recorded September 6, 2005 in Plat Book 168 at Page 349, the Registry, to which reference is hereby made for a more particular description of same.

“Leases” shall mean (i) the Building Leases, and (ii) the Parking Deck Lease.

“Lender” shall mean Wells Fargo Bank, N.A., as Trustee for the Registered Holders of GS Mortgage Securities Corporation II, Commercial Mortgage Pass-Through Certificates, Series 2006-GG6, as assignee of Greenwich Capital Financial Products, Inc. (“Original Lender”).

“Lender’s Consent” shall have the meaning ascribed to it in Section 14(b).

“Lender’s Consent Expiration Date” shall mean 5:00 p.m. EST on July 31, 2010, time being of the essence.

“Loan” shall mean the loan made by the Original Lender to Seller in the original Principal amount of $80,000,000.00, evidenced by that certain Promissory Note dated as of November 17, 2005 given by Seller in favor of Lender, which loan was subsequently assigned by Original Lender to Lender on or about March 23, 2006.

“Loan Assumption” shall have the meaning ascribed to it in Section 14(b).

“Loan Assumption Documents” shall mean those documents required by Lender from Purchaser and Seller in order to effectuate the Loan Assumption (whether by assumption or replacement) on the terms and conditions set forth in this Agreement, and shall include, without limitation, the full and unconditional releases of Seller and all existing guarantor(s) or indemnitor(s) under the Loan with respect to acts or omissions from and after Closing.

“Loan Documents” shall mean the following, all dated November 17, 2005:  the Promissory Note in the aggregate original principal amount of $80,000,000.00; the Loan Agreement between Seller and Original Lender, thereafter assigned to Lender (the “Loan Agreement”); the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing recorded in Book 5026, page 648 of the Registry and assigned to Lender by Assignment of Deed of Trust, Assignment of Leases and Rents and Security Agreement recorded in Book 5604, Page 364 of the Registry (the “Deed of Trust”); the Assignment of Leases and Rents recorded in Book 5026, Page 670 of the Registry and assigned to Lender by Assignment of Assignment of Leases and Rents recorded in Book 5604, Page 371 of the Registry (the “Assignment of Leases”); UCC Financing Statement recorded in Book 5026, page 681 in the Registry and assigned to Lender by UCC Financing Statement Amendment recorded in Book 5670, Page 667 of the Registry (the “Local UCC”), UCC Financing Statement filed with the Delaware Secretary of State (the “State UCC”), the Subordination, Non-Disturbance and Attornment Agreements recorded in Book 5026 at Page 688, 703 and 717 (the “SNDAs”), the Assignment of Agreements, Licenses, Permits and Contracts between Seller and Original Lender, thereafter assigned to Lender (the “Assignment of Contracts”), the Deposit Account Agreement by and among Wachovia Bank, National Association, Seller and Original Lender, thereafter assigned to Lender (the “Deposit Account Agreement”), the Clearing Account Agreement by and among Citizens Bank of Pennsylvania, Seller and Original Lender, thereafter assigned to Lender (the “Clearing Account Agreement”), Guaranty of Recourse Obligations made by Bruce S. Brickman, Kathleen Corton and Roderick O’Connor in favor of Original Lender, thereafter assigned to Lender (the “Guaranty”), and all other documents (including, without limitation, any instruments evidencing any post-closing obligation on the part of Seller) evidencing or securing the Loan.

“Loan Security Documents” shall mean the Deed of Trust, the Assignment of Leases, the Local UCC, the State UCC and the SNDAs and all other documents securing the Loan.

“Modifications” shall have the meaning ascribed to it in Section 12(a)(i) of this Agreement.

“New Building Leases” shall have the meaning ascribed to it in Section 12(a)(ii).

“Other Interests” shall mean to the extent owned and assignable by Seller without cost to Seller, all (i) warranties, guaranties, indemnities and claims, (ii) licenses, permits, or similar documents, (iii) plans, drawings, specifications, surveys, engineering reports, architectural renderings, floor plans and other technical information, and (iv) website, domain names and other intangible assets, if any, all of which are exclusively for the Land and Improvements.

“Parking Deck” shall mean the parking deck located on the Land and connected to the Building which consists of a ground level plus six levels.

“Parking Deck Lease” shall mean the Amended and Restated Parking Deck Lease and Management Agreement by and between The MMDT Family L.L.C. and The Gary M. Hock L.L.C. as landlord and Duke as tenant effective as of the 5th day of August, 2005 and assigned to and assumed by Seller by Assignment and Assumption Agreement effective as of November 17, 2005.

“Permitted Commitment Exceptions” shall have the meaning ascribed to it in Section 8(a) of this Agreement.

“Permitted Exceptions” shall mean (i) ad valorem real estate taxes for the year of the Closing and subsequent years not yet a lien on the Land, (ii) all easements and rights of ways, covenants, agreements, restrictions, development agreements, or other matters affecting the Property which are of record in the Registry, (iii) all site plans, development plans, zoning ordinances, regulations and any other ordinances or regulations affecting the Property, (iv) easements, rights of way, encroachments and boundary line disputes and other matters which would be disclosed by an accurate survey or inspection of the Land and Improvements, (v) rights of way of streets, (vi) all matters shown on the plats recorded in Book 158, page 305 and Book 168, page 349 of the Registry, (vii) the Declaration, (viii) the Leases, (ix) the Easement Agreement, (x) the Loan Security Documents, (xi) that certain Ground Lease Termination and Memorandum of Ground Lease Termination dated November 17, 2005 and recorded in Book 5026 at Page 642 in the Registry, and (xii) other matters indicated by the Title Commitment.  The foregoing shall not affect the Purchaser’s right to object to title matters on the Title Commitment pursuant to Section 8 of this Agreement.  Permitted Exceptions shall not include (i) deeds of trust encumbering Seller’s interest in the Real Property, other than the Loan Security Documents, (ii) mechanics liens or judgment liens encumbering Seller’s interest in the Real Property unless bonded around by Seller, or (iii) Title Defects affecting Seller’s interest in the Real Property which have not been cured by Seller pursuant to Section 8 of this Agreement.

“Person” shall mean an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, an incorporated association, joint venture, governmental authority or other entity of whatever nature.

“Personal Property” shall mean all tangible personal property (if any) owned by Seller located on and used for the Land or in the Building or the Parking Deck and all fixtures, (if any), owned by Seller located on and used for the Land and in the Building and the Parking Deck.  Personal Property does not include (i) office equipment, furniture, artwork, and other items of personal property located in the management office, and (ii) property owned by the Tenants.  Purchaser acknowledges and agrees that pursuant to the terms of the Leases, the Tenants have the right to remove certain property which shall then be owned by the Tenants.

“Property” shall mean all of Seller’s right, title and interest in (i) the Land, (ii) the Improvements, (iii) the Personal Property, (iv) the Contracts, (v) the Other Interests, (vi) the Leases and (vii) the Related Real Property Rights.

“Purchase Price” shall mean the sum of NINETY-EIGHT MILLION TWO HUNDRED SEVENTY FIVE THOUSAND AND 00/100 DOLLARS ($98,275,000.00).

“Real Property” shall mean the Land and Related Easement Rights.

“Related Easement Rights” means all right, title and interest of Seller, if any, with respect to any easements or covenants that benefit the Land.

“Related Real Property Rights” means those rights, easements and appurtenances pertaining to the Land, including (i) all right, title and interest of Seller, if any, in and to adjacent streets, alleys or rights-of-way adjacent to the Land, if any, (ii) all right, title and interest of Seller, if any, in strips, gaps and gores, if any, in connection with the Land, (iii) all right, title and interest of Seller, if any, in any and all oil, gas and minerals lying under, in, on or about or constituting a part of the Land, if any, regardless of whether the minerals are considered part of the surface estate or part of the mineral estate and (iv) the Related Easement Rights.

“Registry” means the Durham County Register of Deeds.

“Restaurant Lease” shall mean that certain proposed and unexecuted lease (with economic terms identical to the unexecuted lease by and between Seller and SRC Food, Inc. (d/b/a Saladelia Café) provided as part of the Evaluation Materials), which Seller may, but does not have the obligation to, execute and deliver.

“Seller Surveys” shall have the meaning ascribed to it in Section 5(a) of this Agreement.

“Special Warranty Deed” shall mean the special warranty deed executed by Seller to convey the Land, by special warranty subject to the Permitted Exceptions and to quitclaim the Related Real Property Rights to Purchaser in the form of Exhibit E attached hereto and made a part hereof.

“Tenant” or “Tenants” shall mean a tenant or the tenants under the Leases.

“Tenant Approval” shall have the meaning ascribed to it in Section 9 of this Agreement.

“Tenant Estoppel Certificates” shall mean the Estoppel Certificates in the form attached to each Lease.

“Title Company” shall mean Lawyers Title Insurance Corporation.

“Title Defects” shall have the meaning ascribed to it in Section 8(b) of this Agreement.

“Title Notice” shall have the meaning ascribed to it in Section 8(b) of this Agreement.

2. PURCHASE AND SALE

.  Seller agrees to sell, assign and transfer to Purchaser and Purchaser agrees to purchase and assume from Seller, the Property for the Purchase Price to be paid on the Closing Date as set forth in Section 13 of this Agreement.

3. EARNEST MONEY DEPOSIT.

(a) Earnest Money Deposit.  On the Agreement Date or on March 8, 2010, whichever shall be later, Purchaser shall deliver to Escrow Agent the Earnest Money Deposit by way of wire transfer which the Escrow Agent shall immediately deposit for collection to be held by the Escrow Agent pursuant to the terms of the Earnest Money Escrow Agreement.  If Purchaser does not timely deposit the Earnest Money Deposit, time being of the essence, then upon written notice by Seller to Purchaser, this Agreement shall terminate and be of no further force or effect.  The Earnest Money Deposit shall be nonrefundable except as expressly provided in this Agreement.

(b) Additional Earnest Money Deposit.  In the event that Purchaser does not exercise its right to terminate this Agreement prior to the Due Diligence Expiration Date pursuant to Section 7(a) of this Agreement, Purchaser shall deposit the Additional Earnest Money Deposit by wire transfer with Escrow Agent on the Additional Earnest Money Deposit Date.  In the event that Purchaser fails to deliver to Escrow Agent all or any portion of the Additional Earnest Money Deposit, if applicable, as and when required under this Agreement, time being of the essence, Seller shall have the right  (i) to terminate this Agreement by delivering written notice thereof to Purchaser and (ii) to receive disbursement of the full amount of the Earnest Money Deposit and delivery of (A) copies of the Inspection Reports and (B) a certification from Purchaser that Purchaser has destroyed, to the extent reasonably practicable, all Evaluation Materials Purchaser has downloaded or copied in connection with this Agreement whereupon the Parties shall have no further obligations hereunder except as otherwise expressly survive such termination as provided in this Agreement.  The Additional Earnest Money Deposit shall be nonrefundable except as expressly provided in this Agreement.

4. INDEPENDENT CONSIDERATION

.  Upon execution of this Agreement, Purchaser has delivered to Seller and Seller acknowledges receipt of the Independent Consideration as consideration for Purchaser’s right to purchase the Property and for Seller’s execution, delivery and performance of this Agreement.  The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is non-refundable and shall be retained by Seller notwithstanding any other provision of this Agreement.

5. DUE DILIGENCE.

(a) Evaluation Materials and Inspections.  Prior to the Due Diligence Expiration Date, subject to the rights of the Tenants, Purchaser and any representatives designated by Purchaser may, at Purchaser’s expense, to the extent reasonably necessary in connection with the purchase of the Property, (i) inspect any documents and materials related exclusively to the Property which are in the possession of, or known to be reasonably available without independent inquiry or costs to, Seller, except as excluded as provided in subsection (d) below (collectively, the “Evaluation Materials”) on the express condition that Purchaser agrees to treat the Evaluation Materials confidential, as provided in this Agreement, and (ii) at reasonable times and upon reasonable prior notice to Seller (at least one (1) Business Day), inspect the Land and Improvements (provided that such inspections of the Land shall be non-invasive except to the extent approved, in advance and in writing by Seller in its sole and absolute discretion) (collectively, “Inspections”), such tests, studies and inspections hereinafter referred to as “Inspection Reports”. Purchaser acknowledges and agrees that the Evaluation Materials prepared by third parties are being provided by Seller as an accommodation to Purchaser and without representation, recourse or warranty by Seller as to the accuracy or completeness thereof or the suitability of the information contained therein for any purpose whatsoever. The Evaluation Materials shall be made available to Purchaser via a virtual electronic data room established by Seller’s Broker, provided by Seller to Purchaser or made available to Purchaser at the Building.  The Evaluation Materials include, but are not limited to, (A) the Leases and all amendments thereto, (B) the Environmental Reports, (C) the Contracts, (D) tax bills for the Land and Improvements for the last three (3) tax years in the jurisdiction in which the Land is located and any notice of valuation received by Seller since the last tax bill, if any, (E) Seller’s historical financial statements related to the Property, (F) any other of Seller’s historic supporting financial data and information related to the Property, (G) correspondence files for the Tenants, and (H) the most recent surveys of the Land prepared for Seller and in Seller’s possession (the “Seller Surveys”).

(b) Right to Interview Tenants. Purchaser shall have the right to interview the department manager or assistant manager (but no more than one) of the Tenant for each of the premises represented by a Duke or DUHS Lease (the “Tenant Representatives”) prior to the Due Diligence Expiration Date, provided that Purchaser delivers written notice to Seller of each such scheduled interview at least five (5) calendar days prior to the scheduled date of such interview and further provided that Seller shall have the right, but not the obligation, to have a representative of Seller accompany the Purchaser on any interview with the Tenant Representatives.  Seller and Purchaser shall reasonably cooperate with each other in scheduling such interviews provided however that there shall be no extension of the Due Diligence Expiration Date as the result of Purchaser being unable to accomplish any such interviews for any reason.

(c) Obligations of Purchaser. All actions taken by or on behalf of Purchaser shall be in accordance with all applicable laws, rules and regulations of the appropriate governmental authorities having jurisdiction over the Property and in compliance with any insurance maintained by Seller over, or with respect to, the Property.   Purchaser shall (A) not unreasonably interfere with the use of the Land or Improvements by the Tenants, (B) not unreasonably interfere with the operation and maintenance of the Land and Improvements, (C) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees, or any Tenants, or their agents, contractors and employees, (D) promptly pay when due the cost of all Inspections, (E) not permit any liens to attach to the Land or Improvements by reason of the exercise of its rights hereunder, (F) restore the Land and Improvements to the condition which existed immediately prior to each of the Inspections to the extent any change in the condition is the result of the Inspection, (G) defend and indemnify Seller, its affiliates, and each of their members, managers, agents and employees, from and against any and all liability, loss, cost, expense and damage (including, without limitation, reasonable attorneys’ fees) incurred by any of them in connection with the Inspections, including without limitation, (i) claims made by any Tenant against Seller for Purchaser’s interference with any Tenant’s use or damage to its premises or property in connection with Purchaser’s review of the Property, and (ii) Purchaser’s obligations pursuant to this Section 5(c), (H) provide Seller, promptly after receipt, with copies of all written reports, tests and other written information regarding the Inspections, and (I) prior to and as a condition to any Inspections, deliver to Seller certificates of insurance evidencing comprehensive liability insurance (including coverage for contractual indemnities) with a combined single limit of at least $2,000,000 in a form reasonably acceptable to Seller, and naming Seller as an additional insured.  Purchaser shall not be obligated to indemnify Seller for claims resulting merely from Purchaser’s discovery of any matter except to the extent that the Inspections aggravated, increased or spread the matter discovered.  The obligations of Purchaser under this Section 5(c) shall survive for one (1) year after Closing or the earlier termination of this Agreement except for obligations to indemnify Seller for claims made against Seller by third parties, which shall survive until the applicable statute of limitations has expired.

(d) Excluded Evaluation Materials.  Seller shall not be required to disclose or deliver to Purchaser (i) the valuation of the Property performed by or on behalf of Seller, including any appraisals of the Property; (ii) any information generated by or on behalf of Seller regarding the value of the Property for Seller’s internal purposes; (iii) any financial projections, cash flow projections or budgetary projections generated by or on behalf of Seller, (iv) any materials or reports generated or produced by or on behalf of Seller in connection with acquisition or financing of the Property (excluding any property condition reports, zoning reports, surveys, title commitments and/or policies, and environmental reports); or (v) any information or reports that are attorney-client or work product doctrine privileged.

6. INDEPENDENT EXAMINATION

.  Purchaser hereby acknowledges that it has been, or will have been, given, prior to the Due Diligence Expiration Date, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Property.  Purchaser is relying upon its own independent examination of the Property and all matters relating thereto and, except for representations and warranties expressly set forth herein or in any of the Closing Documents, which representations and warranties are subject to the limitations set forth in this Agreement, not upon any statements of Seller or of any manager, member, officer, director, employee, agent or attorney of Seller or of its affiliates with respect to acquiring the Property.  The provisions of this Section 6 shall survive Closing and/or termination of this Agreement.

7. TERMINATION RIGHT

.

(a) Due Diligence Termination. Purchaser has the right, in Purchaser’s sole discretion, for any reason or no reason, to give written notice to Seller prior to the Due Diligence Expiration Date that Purchaser elects to terminate this Agreement.  In the event that Purchaser exercises its right of termination under this Section 7, this Agreement shall terminate and the Earnest Money Deposit shall be delivered to Purchaser and thereupon neither Party shall have any further rights or obligations to the other hereunder except for those obligations which expressly survive termination of this Agreement.  If Purchaser shall fail to timely notify Seller in writing of its election to terminate this Agreement on or before the Due Diligence Expiration Date, time being of the essence, the termination right described in this Section 7 shall be immediately null and void and of no further force or effect.  Purchaser’s failure to provide such notice on or before the Due Diligence Expiration Date shall constitute Purchaser’s waiver of the herein described termination right.

(b) Lender’s Consent Termination.  In the event that the Lender’s Consent has not been received by the Parties on or before the Lender’s Consent Expiration Date, time being of the essence, either Party shall have the right, in its respective sole discretion, so long as the Lender’s Consent has not been received, to terminate this Agreement by delivering written notice thereof to the other Party, in which case the Earnest Money Deposit shall be returned to Purchaser, and the Parties shall thereafter be released from all obligations under this Agreement except those which expressly survive termination of this Agreement.  Notwithstanding the foregoing, each Party’s respective right to terminate this Agreement pursuant to this Section 7(b) is expressly conditioned upon such Party’s compliance with its obligations under this Agreement with respect to the Loan Assumption.

8. TITLE AND SURVEY.

(a) Commitment.  At least five (5) Business Days prior to the Due Diligence Expiration Date, Purchaser shall obtain, at Purchaser’s cost and expense, a written title insurance commitment for the issuance of an owner’s policy of title insurance (the “Commitment”) by the Title Company and shall deliver a copy of the Commitment to Seller within one (1) Business Day after receipt thereof.  The Commitment shall be subject only to (i) ad valorem real estate taxes for the year of Closing not yet a lien on the Land, (ii) the rights of tenants in possession pursuant to the Leases, (iii) the Declaration, (iv) the Easement Agreement, (v) the Loan Security Documents, and (vi) the Plats recorded in Book 158, page 305 and Book 168, page 349, and those matters shown on the Seller Surveys.  Items (i), (ii), (iii), (iv), (v) and (vi) are hereinafter called “Permitted Commitment Exceptions.”

(b) Objection to Title.  If the Commitment or any survey obtained by Purchaser as provided in subsection 8(f) below contains exceptions other than the Permitted Commitment Exceptions to which Purchaser objects, Purchaser shall notify Seller, in writing, no later than four (4) Business Days prior to the Due Diligence Expiration Date specifying the exceptions and title defects (the “Title Defects”), other than Permitted Commitment Exceptions, which exist with respect to the title to the Land (the “Title Notice”).  Seller shall respond within two (2) Business Days of receipt of the Title Notice as to whether Seller elects to cure any of the Title Defects set forth in the Title Notice, either prior to or at Closing; provided, however, Seller shall be obligated in all events to cure (i) deeds of trust encumbering Seller’s interest in the Real Property, other than the Loan Security Documents, (ii) mechanics liens or judgment liens encumbering Seller’s interest in the Real Property unless bonded around by Seller, and (iii) matters affecting title to the Real Property entered into by Seller in violation of Section 8(c).  If Seller fails to elect to cure any such Title Defects prior to or at Closing, then Purchaser may (i) elect to terminate this Agreement, whereupon the Earnest Money Deposit shall be returned to Purchaser and all rights and liabilities arising hereunder shall automatically terminate, with the exception of the obligations which expressly survive termination of this Agreement, or (ii) elect to purchase the Property without a reduction in the Purchase Price and the matters objected to shall be deemed Permitted Exceptions.

(c) Subsequent Acts.  After the date of the Commitment, but prior to Closing or the termination of this Agreement, Seller shall not enter into any easements, encumbrances or other title matters or recordable instrument affecting the Land (other than New Building Leases as provided in Section 12 and Memoranda of Leases for any Leases), nor take any other action to cause title to the Land to differ from the condition of title approved by Purchaser, without Purchaser’s consent, which may be granted or withheld in Purchaser’s sole and absolute discretion.

(d) Update.  The Commitment shall be updated not later than five (5) Business Days prior to Closing.  In the event the updated Commitment shows new or additional exceptions to title to the Real Property, Purchaser may object to such new or additional exceptions, and Seller’s response to such exceptions, and Purchaser’s obligation to close shall be the same as set forth in Section 8(b) above.

(e) Condition to Closing.  It shall be a condition to Closing that the Title Company issue to Purchaser, at Purchaser’s cost and expense, an extended coverage ALTA Owner’s Policy of Title Insurance (the “Title Policy”), in the amount of the Purchase Price, insuring that fee simple title to the Real Property is vested in Purchaser, and without exception for any items, including the standard exceptions hereinafter described, other than Permitted Commitment Exceptions and those matters not objected to by Purchaser; provided however, the standard exception for parties in possession shall be limited to the Tenants and occupants under the Leases.  Standard exceptions shall mean:  (1) Rights or claims of parties in possession not shown by the public records, (2) Encroachments, overlaps, boundary line disputes, and any other matters which would be disclosed by an accurate survey and inspection of the premises provided there will be an exception as to matters shown on the Seller Surveys and any other survey or survey update obtained by Purchaser, (3) Easements, or claims of easements not shown by the public records, (4) Any lien, or right to a lien, for services, labor, or material heretofore or hereafter furnished, imposed by law, and not shown by the public records, and (5) Taxes or special assessments which are not shown as existing liens by the public records.  To cause the Title Company to delete standard exceptions 3 and 5, Seller shall provide an affidavit “to its knowledge”.

(f) Survey.  If required by Lender in connection with the Loan Assumption or by the Title Company, or if Purchaser otherwise elects to do so, Purchaser shall obtain an update to any of Seller Surveys, or a new survey of the Land, at Purchaser’s sole cost and expense.

9. TENANT ESTOPPELS

.  It shall be conditions of Purchaser’s obligation to close the purchase and sale of the Property for Seller to deliver to Purchaser (i) appropriately completed and executed Tenant Estoppel Certificates for all Duke and DUHS Leases, such Tenant Estoppel Certificates to be consistent with the terms of the Leases and the rent roll provided as part of the Evaluation Materials and to have no material modification from the form of the Tenant Estoppel Certificates and (ii) the written approval of Duke and DUHS of Purchaser or Hines Interests Limited Partnership, or an affiliate of either, as property manager of the Building, with a monthly property management fee of three percent (3%) of monthly gross revenue collected for the Building (the “Tenant Approval”).  A Tenant Estoppel Certificate shall not be required from the Tenant under the Restaurant Lease if such Restaurant Lease is executed prior to the Closing Date.  Purchaser acknowledges that the conditions to Closing as set forth in this Section 9 represent conditions precedent to Purchaser’s obligation to purchase the Property at Closing, rather than affirmative obligations of Seller hereunder.  In this regard, in the event that said conditions precedent of receipt of the executed Tenant Estoppel Certificates and the Tenant Approval required under this Section 9 are not either satisfied by Seller or waived by Purchaser on or before the Closing Date, then Purchaser shall be entitled to terminate this Agreement subject to obligations which expressly survive the termination of this Agreement, in which case Purchaser, as its sole remedy, shall be entitled to the return of the Earnest Money Deposit.

10. REPRESENTATIONS AND WARRANTIES.

(a) Purchaser’s Representations and Warranties.  Purchaser represents and warrants to Seller as of the Agreement Date (and shall be deemed to represent and warrant to Seller as of the Closing Date) the following:

(i) Authority. Purchaser is duly organized and validly existing under the laws of the State of Delaware, and the entity taking title to the Property at the time of Closing will be duly organized and validly existing under the laws of its state of organization and qualified to do business in the State of North Carolina.  Purchaser has full authority and capacity to enter into and perform this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to this Agreement.

(ii) Judicial Actions.  To Purchaser’s actual knowledge there are no, and Purchaser has not received written notice of any, pending or threatened claims, lawsuits, arbitrations or other similar actions, which, if adversely determined, would restrain the consummation of the transaction contemplated by this Agreement.

(iii) Investor.  Purchaser is or is controlled by an experienced investor.  Purchaser shall purchase the Property on the basis of its own independent investigation of the Property and shall not rely on any projections or statements provided by Seller or Seller’s agents, and Purchaser has the financial capability of performing its obligations under this Agreement.

(iv) Binding Obligations.  This Agreement and all documents executed by Purchaser which are to be delivered to Seller at the Closing are, or at the time of delivery will be, duly authorized, executed, and delivered by Purchaser and are, or at the time of delivery will be, legal, valid, and binding obligations of Purchaser, and do not, and at the Closing will not, violate any provisions of any agreement to which Purchaser is a party or to which it is subject.

(b) Seller’s Representations and Warranties.  Seller represents and warrants to Purchaser as of the Agreement Date hereof (and, subject to subsection (c) and (d) below, shall be deemed to represent and warrant to Purchaser as of the Closing Date) the following:

(i) Authority.  Seller is duly organized and validly existing under the laws of the State of Delaware, is qualified to do business in the State of North Carolina and has full authority and capacity to enter into and perform this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to this Agreement, subject to receipt of Lender’s Consent.

(ii) Leases.  The Leases constitute all of the Leases (and all amendments and other agreements between Seller and any Tenant with respect to such Leases), other than subleases (if any), currently in effect with respect to the Land, Building and Parking Deck.   To Seller’s knowledge there are no subleases currently in effect except for the McKesson Information Solutions Sublease defined in Paragraph 12 of Exhibit C hereto.  There are no other leases or occupancy agreements to which Seller is a party or to which, to Seller’s knowledge, any predecessor-in-title of Seller is a party currently affecting the Land or Improvements other than the Leases.  Seller shall make available to Purchaser true, correct and complete copies of the Leases.  The Leases are in full force and effect as they relate to the obligations of landlord thereunder.  To Seller’s actual knowledge, the Leases are in full force and effect as they relate to the obligations of Tenants thereunder and, to Seller’s actual knowledge, there is no default on the part of the Tenants or Seller as landlord under the Leases.  Seller has not received any written notice of a default on the part of Seller from any of the Tenants. There are no unpaid tenant improvements costs or security deposits under the Leases as of the Agreement Date; provided, however, if the Restaurant Lease is executed prior to Closing then (a) Seller will be responsible for payment of the tenant improvement costs for the Restaurant Lease and in the event such tenant improvement costs are not fully funded at Closing then Purchaser will receive credit against the Purchase Price at Closing for any unfunded amount, and Purchaser will be fully responsible for such tenant improvement costs after Closing, and (b) the security deposit under the Restaurant Lease shall be a credit against the Purchase Price at Closing.

(iii) Service Contracts. Other than the Contracts, there are no management, service, supply, equipment rental or similar agreements (including amendments and modifications to any of the foregoing) to which Seller or an affiliate is a party that is for the Land or Improvements.  Seller shall make available to Purchaser true and correct copies of all of the Contracts.

(iv) Legal Compliance.  Seller has not received written notice from any governmental entity or instrumentality indicating that all or any portion of the Land or Improvements violate or fail to comply in any material respect with any governmental or judicial law, order, rule or regulation, which violation or failure to comply has not been cured.

(v) Judicial Actions.   There are no pending claims, lawsuits, arbitrations or other similar actions against Seller or the Land or Improvements, which, if adversely determined, would: (A) restrain the consummation of the transaction contemplated by this Agreement, (B) have a material (as defined in Section 10(c)) adverse effect on the Land or Improvements prior to or after Closing, or (C) result in any lien or encumbrance against the Land or Improvements prior to or after Closing.  To Seller’s actual knowledge, there are no threatened claims, lawsuits, arbitrations or other similar actions against Seller or the Land or Improvements, which, if adversely determined, would: (A) restrain the consummation of the transaction contemplated by this Agreement, (B) have a material (as defined in Section 10(c)) adverse effect on the Land or Improvements prior to or after Closing, or (C) result in any lien or encumbrance against the Land or Improvements prior to or after Closing.

(vi) Brokerage Commissions.  There are no brokerage commissions due with respect to the Leases or will be due with respect to any renewal or extension of a Lease, with the sole exception of the Restaurant Lease (if executed), which brokerage commission shall be the responsibility of Seller whether due and owing prior to or after Closing.

(vii) Certificates of Occupancy.  A certificate of occupancy which permits occupancy of the premises has been issued by the City of Durham for each of the Leases in which the Commencement Date (as defined in the Leases) has been determined.

(viii) Environmental Reports.  To Seller’s actual knowledge, except as may be set forth in the Environmental Reports or in any reports or information otherwise delivered to or prepared on behalf of Purchaser in connection with its due diligence in respect to the Property, there are no hazardous materials or substances present on or under the Land except (A) as may be permitted under any Leases, (B) hazardous materials or substances that are incidental to a permitted use of the Land and Improvements and which are stored, handled and disposed of in accordance with applicable law, and (C) as permitted with regard to the Medical Physics Program Lease (as defined in Exhibit C) by letter dated July 29, 2005.

(ix) Evaluation Materials.  The Evaluation Materials that are agreements to which Seller is a party are true and complete copies of the applicable agreements. To Seller’s actual knowledge, all other Evaluation Materials  (including, without limitation, all third party reports), are true and complete copies of the documents in Seller’s possession comprising such Evaluation Materials.  All Evaluation Materials other than those that are agreements to which Seller is a party are delivered subject to and in accordance with Section 5(a) of this Agreement.

(x) Foreign Person.  Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

(xi) Binding Obligations.  This Agreement and all documents executed by Seller which are to be delivered to Purchaser at the Closing are, or at the time of delivery will be, duly authorized, executed, and delivered by Seller and are, or at the time of delivery will be, legal, valid, and binding obligations of Seller, and do not, and at the Closing will not, violate any provisions of any agreement to which Seller is a party or to which they are subject; provided that Lender has delivered Lender’s Consent and the Loan Assumption Documents have been executed and delivered in accordance with the terms and conditions of this Agreement.

(xii) Condemnation.  Seller has not received written notice of any pending condemnation proceedings relating to the Land or Improvements, nor to Seller’s actual knowledge, are any such proceedings threatened or pending.

(xiii) Loan.  There are no other documents executed in connection with the Loan other than the Loan Documents provided there may be notices, correspondence or ancillary documents which do not modify the terms of the Loan or allege a default or circumstances that may ripen into a default.  Seller has delivered or made available to Purchaser true, correct and complete copies of the Loan Documents.  Seller has no knowledge of any default by Seller or circumstance which, with the giving of notice or passage of time or both, would constitute a default by Seller under the Loan Documents.  The outstanding principal balance of the Loan is $80,000,000.00.  The reserves, deposits and escrows held by Lender are reflected on the Payment Coupon/Billing Statement, Loan No. 30-9999701 for payment due date March 6, 2010, and will change prior to Closing.  The post-purchase obligations set forth in Section 4.24 and Section 5.32, respectively, of the Loan Agreement have expired and/or have been satisfied.

(c) General.  Whenever used in this Agreement, the phrase “to Seller’s actual knowledge”, “to the knowledge of Seller”, and similar phrases shall be limited in meaning to the current actual (as distinguished from implied, imputed or constructive) knowledge of either Michael Bernstein, in his capacity as Executive Vice President of Brickman Associates or Michael Esquenazi, in his capacity as Executive Vice President of Brickman Associates, each without independent inquiry or investigation, and without imputation to such individuals or Seller of facts and matters otherwise within the personal knowledge of any other officers, members, managers or employees of Seller or other Persons and shall not be construed to impose upon such individuals any duty to investigate or any liability or personal responsibility hereunder.  If, prior to Closing, Seller discloses to Purchaser, or Purchaser discovers and has actual knowledge of, any material misrepresentations of, or material inaccuracies with respect to any of the representations and warranties set forth in subsection (b) above which are either individually or in the aggregate material, then Purchaser may either (i) upon written notice to Seller delivered within ten (10) Business Days of such discovery, terminate this Agreement subject to the obligations which survive termination of this Agreement, and the Earnest Money Deposit shall be refunded to Purchaser, provided Seller may elect to cure the material misrepresentation or material inaccuracy by written notice to Purchaser within ten (10) Business Days, which election shall negate such termination, and in such event Seller shall cure the material representation or material inaccuracy prior to Closing or (ii) elect to close this transaction with no adjustment in the Purchase Price notwithstanding such misrepresentations or material inaccuracies, thereby waiving any claim for the breach of the applicable representation or warranty.  If Purchaser fails to timely deliver the written notice described in subclause (i) in the previous sentence, time being of the essence, then Purchaser shall be deemed to have elected to proceed under subclause (ii) in the previous sentence.  Seller and Purchaser hereby agree and acknowledge that Purchaser shall not have the right to terminate this Agreement pursuant to such subclause (i) in the event that a representation and warranty is or becomes untrue on account of Seller having entered into a New Building Lease or a New Service Contract, so long as Seller’s entry into the same was in accordance with the provisions of Section 12 of this Agreement.  For purposes of this Section 12(c), “material” shall mean having a negative impact on the value of the Property of more than $100,000.00.

(d) Change in Representation/Waiver.  Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation made by Seller in Section 10(b) above to the extent that, prior to or at Closing, Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty.  In furtherance thereof, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source, including, without limitation the property manager, the Tenant Estoppel Certificates, as a result of Purchaser’s inspections, tests, analysis or examination of the Property, or disclosure by Seller or Seller’s affiliates, agents or employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

11. SURVIVAL

.  The express representations and warranties made in this Agreement by Seller shall not merge into any instrument of conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of all such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the Closing Date, and if not commenced on or before such date, thereafter shall be void and of no force or effect.

12. OPERATION OF PROPERTY, NEW BUILDING LEASES, NEW SERVICE CONTRACTS AND COMMISSION AGREEMENTS

.

(a) New Building Leases.

(i) Modifications.  After the Due Diligence Expiration Date, Seller shall not enter into any extensions, expansions or other modifications of the terms of any existing Leases (“Modifications”) without the prior written consent of Purchaser, which consent may be granted or withheld in Purchaser’s sole and absolute discretion, and which consent shall be deemed to have been denied if Purchaser fails to disapprove in writing of  any Modification within five (5) Business Days after Purchaser’s receipt of Seller’s written request for such consent (together with a copy of the Modification).  For Modifications entered into prior to the Due Diligence Expiration Date, Seller shall provide Purchaser with written notice of any such modification at least five (5) Business Days prior to the Due Diligence Expiration Date.

(ii) New Building Leases.  After the Due Diligence Expiration Date, Seller shall not enter into any new Building Leases for occupancy within the Building (“New Building Leases”) without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been denied if Purchaser fails to disapprove in writing of the New Building Lease within five (5) Business Days after Purchaser’s receipt of Seller’s written request for such consent (together with a copy of the New Building Lease).  Seller shall deliver a copy of the New Building Leases, if any, promptly after execution by all parties thereof.   Notwithstanding the foregoing, the Restaurant Lease shall not be subject to Purchaser’s consent and shall be deemed approved by Purchaser for all purposes under this Agreement.  If executed, the Restaurant Lease shall be a New Building Lease.

(b) New Service Contracts.  After the Due Diligence Expiration Date, Seller shall not enter into any agreements for the provision of services to the Improvements or amend any existing Service Contracts (individually, a “New Service Contract”, and collectively, “New Service Contracts”) (except any New Service Contracts which are terminable upon not more than thirty (30) days prior notice and without the payment of any penalty or fee), without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, and which consent shall be deemed to have been denied if Purchaser fails to disapprove in writing of the New Service Contract within five (5) Business Days after Purchaser’s receipt of Seller’s written request for such consent (together with a copy of the New Service Contract).

(c) Commission Agreements.  Seller shall not enter into any commission or brokerage agreements with respect to the leasing of all or any portion of the Building.  Seller shall be responsible for any brokerage commissions due with respect to the Restaurant Lease (if executed), whether due and owing prior to or after Closing.

(d) Operation of Property.  From the Agreement Date until the Closing Date, Seller shall maintain and operate the Property in substantially the same manner as Seller has heretofore done, subject to this Section 12 and Section 20 of this Agreement.  At Closing, Seller (or its affiliate) shall cease managing the Building and shall terminate any management agreements, if any, at Seller’s sole cost and expense.  At all times Seller shall comply with the terms and conditions of the Loan Documents.

(e) Maintenance of  Insurance.   Seller shall keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by the Seller’s insurance that is currently in force.

(f) Provide Copies of Notices.  Seller shall furnish Purchaser with a copy of all written notices received by Seller from any Tenant alleging a default under such Tenant’s Lease and all written notices received by Seller from any governmental authority, including notices alleging violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Land or Improvements within five (5) Business Days following Seller’s receipt thereof, but, in no event later than two (2) Business Days prior to the Closing Date.

(g) Maintenance of Permits.  Seller shall make commercially reasonable efforts to maintain in existence all licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Land and Improvements, and are of a continuing nature.

(h) Driveway Repair.  Prior to Closing, Seller shall, at Seller’s sole cost and expense, cause the completion of repairs to the driveway on the Land, in accordance with that certain proposal by Stone Restoration of America, dated January 7, 2010, in the approximate amount of $108,610.00.

13. CLOSING

.   The Closing of the sale of the Property (the “Closing”) shall take place at the office of the Escrow Agent ten (10) Business Days following the Actual Lender’s Consent Date, time being of the essence (the “Closing Date”).  Notwithstanding the foregoing, in the event that the Loan Assumption Documents are not fully and finally negotiated on the Actual Lender’s Consent Date, the Closing Date may be extended by either Party for a period not to exceed an additional ten (10) Business Days, time being of the essence, by written notice of such extension by either Party to the other Party no later than seven (7) Business Days following the Actual Lender’s Consent Date.  Furthermore, notwithstanding the foregoing, the Parties need not attend the Closing in person and shall have the right to close the transaction contemplated by this Agreement pursuant to written Closing escrow instructions, so long as such instructions are consistent with the terms hereof.

(a) Seller’s Closing Documents.  At the Closing, Seller shall execute and deliver to Purchaser (or to Escrow Agent) the following documents:

(i) Special Warranty Deed;

(ii) Assignment and Assumption of Leases;

(iii) Bill of Sale and Assignment of Contracts and Other Interests;

(iv) Tenant Notice Letters in the form of Exhibit  F;

(v) Non-Foreign Affidavit in the form of Exhibit G;

(vi) Affidavit of Title in the form of Exhibit H;

(vii) The Loan Assumption Documents, together with originals, or if unavailable, certified copies of all of the Loan Documents; and

(viii) Any other documents reasonably required in connection with the transactions contemplated by this Agreement, or reasonably required by the Title Company; provided however, in no event shall Seller be required to deliver an Affidavit of Title and Gap Indemnity in a form other than as set forth as Exhibit H to this Agreement.

(b) Purchaser Closing Documents.  At the Closing, Purchaser shall execute and deliver to Seller (or to Escrow Agent) the following documents:

(i) Bill of Sale and Assignment of Contracts and Other Interests;

(ii) Assignment and Assumption of Leases;

(iii) Tenant Notice Letters;

(iv) The Loan Assumption Documents; and

(v) Any other documents reasonably required in connection with the transactions contemplated by this Agreement, or reasonably required by the Title Company.

(c) Purchase Price.

(i) Earnest Money Deposit.  At the Closing, Seller and Purchaser shall direct the Escrow Agent to disburse, pursuant to the Earnest Money Escrow Agreement, by federally insured wire transfer to Seller, the Earnest Money Deposit.

(ii) Balance.  At the Closing, Purchaser shall (x) pay to Seller, by federally insured wire transfer, the total amount of the Purchase Price (A) less the amount of the Earnest Money Deposit, (B) less the principal balance of the Loan on the day of the Closing, and (C) plus or minus (as the case may be) the net amount of payments required to be made by Seller and Purchaser at the Closing pursuant to Section 15 of this Agreement.

(d) Further Assurances.  Seller and Purchaser shall, at the Closing, and from time to time thereafter, upon request, execute such additional documents as are reasonably necessary in order to convey, assign and transfer the Property pursuant to this Agreement, provided that such documents are consistent with the terms of this Agreement, and do not increase Seller’s or Purchaser’s obligations hereunder or subject Seller or Purchaser to additional liability not otherwise contemplated by this Agreement.

(e) Post-Closing Documents.  Seller shall deliver to Purchaser within a reasonable period after the Closing all original Leases and Contracts that are in the possession of Seller.

14. LOAN ASSUMPTION.

(a) Seller is the borrower under the Loan, which Loan is (i) subject to the Loan Documents, and (ii) secured by the Loan Security Documents.  As provided in Section 13(c)(ii) of this Agreement, Seller and Purchaser have agreed that a portion of the Purchase Price in the amount of the outstanding principal balance of the Loan on the Closing Date shall be paid by Purchaser by way of Purchaser’s assumption of the Loan from Seller.

(b) In order to assist the Parties in expediting the Loan Assumption and obtaining Lender’s Consent (defined below), First Service Solutions has been (or will be) engaged by Seller, at Seller’s sole cost and expense.  Seller and Purchaser shall each cooperate with the other and with First Service Solutions in all reasonable respects in order to obtain Lender’s approval and consent to (i) the conveyance of the Property, and (ii) the Loan Assumption (defined below) (the “Lender’s Consent”).  The “Loan Assumption” shall mean, collectively, the assignment of the Loan by Seller, the assumption of the Loan by Purchaser on the terms and conditions set forth in the Loan Documents but with the changes set forth on Schedule 14(c) below, and the full and unconditional release of Seller and all existing guarantor(s) or indemnitor(s) under the Loan with respect to acts or omissions occurring from and after Closing.  Notwithstanding anything contained in this Agreement to the contrary, Seller and First Service Solutions shall coordinate all matters with respect to the Loan Assumption.  Purchaser shall submit to Lender (or to First Service Solutions, if so directed by Seller) and Seller all information, filings and other documents required by Lender reasonably and/or customarily necessary for application for the Loan Assumption within seven (7) Business Days following the Due Diligence Expiration Date.  Thereafter, Seller and Purchaser shall work diligently to comply with all requirements of Lender and to promptly (and in all cases within the time frames contemplated by this Agreement or otherwise reasonably requested by Lender, it being understood that time is of the essence to obtain Lender’s Consent) provide all information, filings and other documents reasonably requested by Lender in connection with the Loan Assumption.  From and after the Agreement Date, for so long as this Agreement is in effect, except in connection with the Loan Assumption, Seller shall not modify nor supplement any of the terms or conditions of the Loan Documents without, in each instance, Purchaser’s prior written approval, which may be withheld in Purchaser’s sole and absolute discretion.  Purchaser shall execute and/or deliver to Lender such instruments and documents as may be reasonably required to effectuate the Loan Assumption, but only to the extent that borrower’s and guarantor’s liability under the Loan Documents is not increased by such instruments or documents.  Purchaser acknowledges that it is reasonable for Lender to require that Purchaser comply with the special purpose entity and organizational documents requirements set forth in the Loan Documents or as required of Seller, to require a non-consolidation opinion, and to approve the types of accounts established for the Deposit Account Agreement and the Clearing Account Agreement.  Purchaser also acknowledges that subject to the Leander’s approval Seller shall have the right to negotiate with Lender to substitute the current indemnitors and guarantors for new indemnitors/guarantors for all obligations prior to the Closing Date.

(c) Other than the modifications set forth in the following sentence, Purchaser shall not request Lender’s consent to any matter other than the Loan Assumption, and the obligations of Seller and Purchaser under this Agreement shall not be subject to or conditioned upon (other than as set forth herein) obtaining any other consent of any kind from Lender or pursuant to the Loan Documents.  Purchaser may request the following non-economic modifications to the Loan Documents to address Purchaser’s ownership structure:  (i) Purchaser’s permitted transfer and pledge requirements attached hereto as Exhibit I, (ii) Purchaser’s ERISA covenants, (iii) the approval of Hines Interests Limited Partnership and/or its affiliates as the new property manager and (iv) changes in the definition of Key Principal in the Loan Agreement.  Purchaser shall not be obligated to assume the Loan unless the foregoing matters are addressed to Purchaser’s reasonable satisfaction.  Lender’s consent shall not include consent to any subordination or other financing or any intercreditor agreement between Lender and any other party, or any modification of the Loan Documents.  Purchaser shall cause Hines Global REIT Properties LP (“Replacement Guarantor”) to execute and deliver replacement guaranties and indemnities in form and substance identical (except for the change of the guarantor) to the existing guaranties and indemnities securing the Loan and otherwise reasonably satisfactory to Lender, but limited only to acts or omissions occurring from and after Closing.  Additionally, Purchaser shall establish all deposit accounts and clearing accounts required by Lender in connection with the Loan Assumption, and shall deliver to Lender, as requested, a corresponding Deposit Account Agreement and/or Clearing Account Agreement, as applicable, in form and substance substantially similar to that which Seller has previously executed and delivered in connection with the Loan.

(d) Purchaser shall indemnify, defend and hold Seller harmless from and against any claims, damages, losses, liabilities, judgments, costs and expenses, including, but not limited to, reasonable out-of-pocket attorneys’ fees and disbursements arising out of false or inaccurate information provided by or on behalf of Purchaser to Seller or Lender in connection with the Loan Assumption.  The provisions of this Section 14(d) shall survive the Closing.

(e) Seller shall indemnify, defend and hold Purchaser harmless from and against any claims, damages, losses, liabilities, judgments, costs and expenses, including, but not limited to, reasonable out-of-pocket attorneys’ fees and disbursements arising out of false or inaccurate information provided by or on behalf of Seller to Purchaser or Lender in connection with the Loan Assumption.  The provisions of this Section 14(e) shall survive the Closing.

(f) At Closing, Purchaser shall be obligated to pay the Loan Assumption fee identified in Section 16(b)(ii) of this Agreement.  Purchaser shall otherwise be obligated to fund an amount not to exceed $50,000 of the following costs and expenses associated with the Loan Assumption and Lender’s Consent: (i) Lender’s attorneys fees, (ii) the costs of all new third party reports (or updates to existing third party reports) required by Lender and (iii) all other review fees charged by Lender in its consideration of the Loan Assumption.  Such costs and expenses shall be paid for by Purchaser at the earlier of Closing or upon the termination of this Agreement not arising from Seller’s default (and if arising from Seller’s default such costs and expenses shall be paid by Seller).  Seller shall be obligated to fund all costs set forth in the preceding sentence in excess of $50,000, and such costs and expenses shall be paid for by Seller at the earlier of Closing or upon the termination of this Agreement not arising from Purchaser’s default (and if arising from Purchaser’s default such costs and expenses shall be paid by Purchaser).  In addition to the foregoing, Purchaser shall be responsible for the costs to obtain an endorsement to Lender’s existing title policy (together with the cost of all corresponding title work) and all of Purchaser’s legal fees and the fees for the non-consolidation legal opinion, if required by Lender.  Seller shall be responsible for the costs of all of Seller’s legal fees.

(g) Purchaser shall be responsible for all interest due under the Loan beginning on the Closing Date.

15. PRORATIONS AND ADJUSTMENTS.

(a) Rents (Leases).

(i) Closing.  Seller shall pay to Purchaser at the Closing the total amount of Rent and Parking Deck/Security Personnel Expenses/ Amortized Equipment Costs (as defined in the Leases) under the Leases (collectively, “Rents”) paid by Tenants under the Leases for the calendar month in which the Closing occurs (“Closing Month”), prorated for number of days during such calendar month from, including and after the Closing Date.

(ii) Post-Closing.  After the Closing, Purchaser shall make good faith efforts to collect all unpaid Rents for any period prior to the Closing Date, provided that Purchaser shall have no obligation to institute litigation or terminate any Leases in connection with any such collections. Without limitation of the foregoing, Seller hereby reserve the right to collect Delinquent Rents (defined below) after the Closing, but shall not have the right to file an action for collection against the Tenant.  If with respect to a particular Lease there are, as of the Closing, unpaid Rents for the Closing Month or any period prior to the Closing Month (collectively with respect to such Lease, “Delinquent Rents”), then until all of such Delinquent Rents are paid in full, each payment of Rents received by Seller or Purchaser with respect to such Lease shall be applied (A) first, to Delinquent Rents payable for the Closing Month, if any, (B) second, to Rents payable for any period prior to the Closing Month, and (C) third, the Delinquent Rents payable after the Closing Month.  With respect to each particular Lease, as long as there are Delinquent Rents with respect to such Lease, if Seller or Purchaser receives any payment of Rents with respect to such Lease after the Closing, then each shall retain or pay such amounts (or portions thereof) in order that such payments are applied in the manner set forth in this subsection (ii), provided that any amounts applied under subsection (A) shall be prorated with respect to Purchaser for the number of days during the Closing Month from, including and after the Closing Date, and with respect to Seller for the number of days during the Closing Month before the Closing Date.

(b) Real Estate Taxes.

(i) Delinquent Taxes.  Seller shall pay to the applicable tax authorities at or prior to the Closing all real estate taxes with respect to the Land and Improvements (“Taxes”) which are delinquent as of the Closing.

(ii) Prepaid Taxes. If any portion of the Taxes paid by Seller with respect to the Land and Improvements at or prior to the Closing is for the calendar year (“Tax Period”) which includes the period from, including or after the Closing, Purchaser shall pay to Seller at the Closing the amount of the Taxes paid for such Tax Period prorated for the number of days, from, including and after the Closing through the end of such Tax Period.

(iii) Accrued Taxes. If any Taxes have not been paid with respect to the Land and Improvements for a particular Tax Period which includes a period before the Closing, then Seller shall pay to Purchaser at the Closing an amount equal to the Taxes which would be payable for such Tax Period assuming the tax rate used to determine the most recently paid Taxes and the value most recently assessed by applicable tax authorities for which all contests and appeals have expired (“Assumed Taxes”), prorated for the number of days before the Closing during such Tax Period for which such Taxes have not been paid.  After the Closing, (A) if the actual Taxes (determined after the expiration of all contests and appeals) are greater than the Assumed Taxes for such Tax Period, then Seller shall pay to Purchaser the amount of such difference, prorated for the number of days before the Closing during such Tax Period for which such Taxes have not been paid, and (B) if the actual Taxes (determined after the expiration of all contests and appeals) are less than the Assumed Taxes for such Tax Period, then Purchaser shall pay to Seller the amount of such difference, prorated for the number of days before the Closing during such Tax Period for which such Taxes have not been paid.

(iv) Tax Refunds. All refunds of Taxes received by Seller or Purchaser after the Closing with respect to the Real Property (“Tax Refunds”) shall be applied (A) first, to Seller or Purchaser, as the case may be, to the extent of third Party expenses incurred by it in protesting and obtaining such Tax Refund, (B) second, to Purchaser to the extent that such Tax Refund is required to be paid (or credited against other amounts payable by) the Tenants under the Leases, and (C) third, (x) to Seller if such Tax Refund is for any Tax Period which ends before the Closing, (y) to Purchaser if such Tax Refund is for any Tax Period which commences after the Closing, and (z) with respect to any Tax Refund for any Tax Period in which the Closing occurs, (1) to Seller in an amount prorated for the number of days from, including and after the commencement of such Tax Period until the day before the Closing, and (2) to Purchaser in the amount of such refund prorated for the number of days from, including and after the date of the Closing through the end of such Tax Period.  If Seller or Purchaser receives any Tax Refund, then each shall retain or pay such amounts (or portions thereof) in order that such payments are applied in the manner set forth in this subsection (iv).  Purchaser acknowledges that Seller is presently pursuing a real estate tax appeal with respect to the Property, and Purchaser agrees to reasonably cooperate with Seller in pursuing such appeal to the extent that same is ongoing after Closing.

(v) Installments. To the extent that Taxes for a particular Tax Period include special assessments or installments of special assessments, for the purpose of this subsection (b), Taxes for such Tax Period shall be determined assuming payment over the longest period of time permitted by the applicable taxing authorities.

(c) Utilities.  Prior to the Closing Date, Purchaser shall notify each of the utility companies which provide services to the Land and Improvements of the scheduled transfer of the Land and Improvements on the Closing Date, and make appropriate arrangements with the utility companies to bill Seller for services provided before the Closing Date, and to Purchaser for services provided on and after the Closing Date. If such arrangements cannot, or are not, made as of the Closing, then Purchaser shall make the appropriate arrangements promptly after Closing, and promptly after such arrangements are made, Purchaser shall pay to Seller an amount equal to the cost of the services that were billed to Seller, for the period from and after Closing, and Seller shall pay the same to the appropriate utility company.  Seller will not assign, and will seek the return of, any deposits or other forms of security held by the utility companies in connection with such services.  Should such deposit or other forms of security not be returned to Seller but are applied to Purchaser’s account, Purchaser shall reimburse Seller at Closing for the full amount thereof.

(d) Service Contracts.  With respect to each Contract, at the Closing (i) Seller shall pay to Purchaser the amount of accrued and unpaid charges for services rendered before the Closing prorated on a per diem basis, and (ii) Purchaser shall pay to Seller the amount of prepaid charges for services rendered on and after the Closing prorated on a per diem basis.

(e) Tenant Security Deposits.  The Leases do not provide for any tenant security deposits.

(f) Expense Reconciliation.  Seller and Purchaser acknowledge that all or a portion of the Building Leases provide for a reconciliation after the end of the Fiscal Year (as defined in the Building Leases) between the final amounts of Operating Expenses (as defined in the Building Leases) and Parking Deck/Security Personnel Expenses and Amortized Equipment Costs (as defined in the Building Leases) payable and paid by the Tenants on account of such Fiscal Year.  If, as a result of any such reconciliations, the Tenants owe money to the landlord, then Purchaser shall pay to Seller (within five (5) Business Days after such amounts have been received by Purchaser), a pro rata share thereof determined on a per diem basis for the number of days during the Fiscal Year before the date of the Closing. If, as a result of any such reconciliations, the landlord owes money to the Tenants, then Seller shall pay to Purchaser (within five (5) Business Days after such amounts have been finally determined), a pro rata share thereof determined on a per diem basis for the number of days during the Fiscal Year before the date of the Closing.

(g) Estimates.  The amount of payments by Seller or Purchaser under this Section 15 may have been based on estimates of applicable amounts.  If any payments by Seller or Purchaser at the Closing under this Section 15 are based on estimates, then, when the actual amounts are finally determined, Seller and Purchaser shall recalculate the amounts that would have been paid at the Closing based on such actual amounts, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based on such recalculation.

(h) Reserve, Escrow and Deposit Accounts.  At Closing, Seller shall be entitled to either (i) reimbursement from Lender for all sums held in reserve, escrow and deposit accounts under the Loan, including, without limitation, reserve accounts for real property taxes, casualty insurance, capital repairs and replacements and similar items, or (ii) a credit from Purchaser equal to all such sums held in reserve, escrow and deposit accounts under the Loan, in the event that such accounts are assigned to Purchaser in connection with the Loan Assumption.

(i) Prorations.  All prorations under this Section 15 for a particular period shall be on a per diem basis assuming an equal amount is payable on each day during such period.

(j) Survival.  To the extent applicable, the provisions of this Section 15 shall survive Closing.

16. CLOSING COSTS.

(a) Seller.  Seller shall be responsible for the payment of (i) the deed stamps on the Special Warranty Deed, (ii) the fees and costs of Seller’s counsel representing it in connection with this transaction, (iii) the fees and costs of First Service Solutions, (iv) the costs of the Loan Assumption required to be paid by Seller under Section 14(f) and (v) all other costs customarily incurred by sellers in similar transactions in the State of North Carolina.

(b) Purchaser.  Purchaser shall be responsible for the payment of (i) the Closing fees charged by the Escrow Agent under the Earnest Money Escrow Agreement, (ii) a Loan Assumption fee charged by Lender in the amount of Four Hundred Thousand and No/100 Dollars ($400,000.00), together with the other costs of the Loan Assumption required to be paid by Purchaser under Section 14(f), (iii) the costs of the Title Policy and all endorsements, (iv) the costs of any survey or update prepared for Purchaser, (v) the fees and costs of Purchaser’s counsel representing it in connection with this transaction, and (vi) all other costs customarily incurred by purchasers in similar transactions in the State of North Carolina.

(c) Survival.  To the extent applicable, the provisions of this Section 16 shall survive Closing.

17. REMEDIES.

(a) Purchaser Default.

(i) Closing.  If Purchaser fails to perform any of its obligations under this Agreement which are required to be performed prior to or at the Closing (including the direction to disburse the Earnest Money Deposit and the payment of the balance of the Purchase Price) (“Purchaser Closing Default”), then Seller shall have the right, as its sole and exclusive remedy for such failure, to terminate this Agreement by delivering written notice thereof to Purchaser, in which event the Earnest Money Deposit (together with all interest thereon) shall be paid to Seller as liquidated damages.  SELLER AND PURCHASER AGREE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A PURCHASER CLOSING DEFAULT ARE UNCERTAIN AND DIFFICULT TO ASCERTAIN, AND THAT THE EARNEST MONEY DEPOSIT (TOGETHER WITH ALL INTEREST THEREON) IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES.  In addition to the foregoing and notwithstanding anything herein to the contrary, Purchaser shall be responsible for the costs in Section 14(f) which Purchaser is required to pay.

(ii) Other.  If Purchaser fails to perform any post-closing obligations or other obligations or indemnities which survive Closing or termination of this Agreement, then Seller shall have all rights and remedies at law or in equity, including, without limitation, the right to sue for damages (subject to the limitations of Section 17 of this Agreement).  In addition and notwithstanding anything herein to the contrary, Purchaser shall be responsible for the costs in Section 14(f) which Purchaser is required to pay.

(b) Seller Default.  If Seller fails to perform any of its obligations under this Agreement which are required to be performed at or prior to the Closing (including the delivery of the Special Warranty Deed under Section 13(a)), then Purchaser shall have the right, as its sole and exclusive remedies for such failure, to either (A) terminate this Agreement by delivering written notice thereof to Seller, in which case the Earnest Money Deposit shall be returned to Purchaser, and the Parties shall be released from all obligations under this Agreement except those which expressly survive termination of this Agreement, or (B) specifically enforce the terms of this Agreement; provided that, in the event (i) Seller intentionally encumbers, transfers the Property or otherwise takes any willful action so that specific performance is not an adequate remedy, or (ii) the Closing hereunder occurs and Seller fails to perform an obligation under this Agreement (arising either before or after the Closing) and such obligation expressly survives the Closing pursuant to the terms hereof, then Purchaser shall have all rights and remedies available at law or in equity, including, without limitation, the right to sue for damages (subject to the limitations of Section 17 of this Agreement with respect to claims brought under clause (b)(ii)).

(c) Collection Costs.  If any legal action or other similar proceeding is commenced to enforce or interpret any provision of this Agreement, the prevailing Party shall be entitled to an award of its attorneys’ fees and expenses.  The phrase “prevailing Party” shall include a Party who receives substantially the relief desired whether by dismissal, summary judgment, judgment or otherwise.

(d) Limitation of Liability.  Notwithstanding anything to the contrary set forth herein, in no event shall Seller or Purchaser be liable with respect to a breach of any of Seller’s or Purchaser’s representations and warranties, as applicable, set forth in this Agreement or in any documents executed and delivered by Seller or Purchaser at the Closing to the extent such liabilities of Seller or Purchaser, as the case may be, collectively result in costs of less than One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate or to the extent such liabilities collectively exceed, in the aggregate, costs of, Two Million and No/100 Dollars ($2,000,000.00).

(e) Actual Damages.  No Party shall be liable for consequential or punitive damages.

(f) Survival.  The provisions of this Section 17 shall survive the Closing as limited by Section 11 and/or any termination of this Agreement.

(g) Fund Guaranty.  At Closing, Seller shall deliver a guaranty by Brickman Real Estate Fund II of Seller’s obligations under, and subject to, this Section 17 in an amount up to Two Million and No/100 Dollars ($2,000,000.00), for a period of twelve (12) months from Closing, and in a form to be agreed upon by Seller and Purchaser prior to the Due Diligence Expiration Date (“the Fund Guaranty”).

18. CONDITIONS PRECEDENT TO CLOSING.

(a) Conditions Precedent to Obligation of Purchaser.  The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(i) Delivery.  Seller shall have delivered to Purchaser or the Escrow Agent all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including, but not limited to, those provided for in Section 13(a) hereof;

(ii) Representations and Warranties.  All of the representations and warranties of Seller contained in Section 10(b) of this Agreement shall be true and correct in all material respects as of the date of Closing (subject to the terms of Section 10(c) and 10(d) of this Agreement);

(iii) Performance.  Seller shall have performed and observed, in any and all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date;

(iv) Title Policy.  The Title Company shall have issued the Title Policy, or marked Commitment irrevocably binding the Title Company to issue the Title Policy, in accordance with Section 8(e);

(v) Loan Assumption. The Parties shall have received Lender’s Consent, and Lender shall have executed and delivered the Loan Assumption Documents;

(vi) Tenant Estoppel Certificates.  Purchaser shall have received  the Tenant Estoppel Certificates required under Section 9 (but subject to the terms thereof);

(vii) Right of First Offer.  Purchaser shall have received the Brickman II Agreement and the Brickman DFC Agreement;

(viii) Fund Guaranty.  Purchaser shall have received the Fund Guaranty; and

(ix) Tenant Approval.  Purchaser shall have received the Tenant Approval.

(b) Conditions Precedent to Obligations of Seller.  The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(i) Purchase Price.  Purchaser shall have delivered to Seller or the Escrow Agent for disbursement the Purchase Price;

(ii) Delivery.  Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including, but not limited to, those provided for in Section 13(b) hereof;

(iii) Representations and Warranties.  All of the representations and warranties of Purchaser contained in Section 10(a) of this Agreement shall be true and correct in all material respects as of the Closing Date;

(iv) Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date; and

(v) Release from Loan.  Lender shall have delivered to Seller and all existing guarantor(s) or indemnitor(s) under the Loan, a complete and unconditional release of Seller and all such existing guarantor(s) and indemnitor(s) of all obligations under the Loan in connection with acts or omissions from and after Closing, from Lender, reasonably satisfactory to Seller and all such guarantors.

(c) If any of the foregoing conditions precedent has not been satisfied by the Closing Date, the Party in whose favor the condition runs shall have the right so long as such Party is not itself in default or fails to perform to terminate this Agreement by written notice given to the other Party, whereupon Escrow Agent shall refund the Earnest Money Deposit to Purchaser and the Parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement; provided, however, if any of the foregoing conditions precedent has not been satisfied due to a default or failure to perform by Purchaser or Seller under this Agreement, then the foregoing shall not apply and Purchaser’s and Seller’s respective rights, remedies and obligations shall be determined in accordance with Section 17.

19. BROKERS

.  Seller shall pay all brokerage commissions and expenses owed to Holliday Fenoglio Fowler, L.P. (“Seller’s Broker”) who has contracted with Professional Mortgage of North Carolina, in connection with the sale of the Property.  Seller and Purchaser represent each to the other that it has not engaged or dealt with any broker or finder (other than Seller’s Broker) in connection with the sale of the Property. Seller and Purchaser shall indemnify, hold harmless and defend the other, its affiliates, and its and their officers, directors, affiliates, agents and employees, against and from all claims, demands, causes of action, judgments, and liabilities (including, without limitation, reasonable attorneys’ fees and costs) which arise from a breach of such Parties’ respective representations set forth in this Section 19.

20. CASUALTY AND CONDEMNATION.

(a) Material.  If, prior to Closing, any of the Improvements are damaged, destroyed, or a condemnation proceeding is commenced against the Land (“Casualty or Condemnation”), and the cost of repair or replacement of the Improvements or the fair market value of the condemned Land is reasonably likely to equal or exceed $2,000,000.00 in the aggregate (a “Material Casualty or Condemnation”), then Purchaser shall have the right to terminate this Agreement by delivering written notice thereof on or before the Closing Date.  In such event, the Earnest Money shall be returned to Purchaser and the Parties shall be released from all obligations under this Agreement except those which expressly survive termination of this Agreement.  If Purchaser fails to terminate this Agreement pursuant to this subsection (a), then at the Closing, (i) Seller shall pay to Purchaser all insurance proceeds and condemnation awards paid to Seller in connection with such Material Casualty or Condemnation which have not been used to restore the Improvements, (ii) Seller shall assign to Purchaser all of Seller’s right, title and interest in any insurance proceeds or condemnation awards to be paid to Seller in connection with the Material Casualty or Condemnation and (iii) Purchaser shall receive a credit against the Purchase Price for any deductible amount under any applicable insurance policy.

(b) Non-Material.  If a Casualty or Condemnation occurs prior to Closing, and the cost of repair or replacement of the Improvements or the fair market value of the condemned Land is reasonably likely to be less than $2,000,000.00 in the aggregate (a “Non-Material Casualty or Condemnation”), then Seller shall pay to Purchaser all insurance proceeds and condemnation awards paid to Seller in connection with such Non-Material Casualty or Condemnation which have not been used to restore the Improvements, Seller shall assign to Purchaser all of Seller’s right, title and interest in any insurance proceeds and all rights, claims and causes of action against the insurance company or condemnation awards to be paid to Seller in connection with the Non-Material Casualty or Condemnation and Purchaser shall receive a credit against the Purchase Price for any deductible amount under any applicable insurance policy.

(c) Uninsured.  Notwithstanding anything in subsection (a) or (b) above to the contrary, if a Casualty occurs prior to Closing, and the cost of repair or replacement of the Improvements is reasonably likely to be less than $2,000,000.00 in the aggregate, and such Casualty is uninsured, in whole or in part, for an amount of more than $100,000.00, then Purchaser shall have the right to terminate this Agreement under the conditions set forth in the second sentence of subsection (a) unless Seller agrees that such uninsured amount shall be a credit against the Purchase Price at Closing.

21. CONFIDENTIALITY

.  Except as otherwise required by law, prior to the Closing, Purchaser agrees to keep confidential and not to disclose (either orally or in writing) the sale and purchase contemplated by this Agreement, the Evaluation Materials (or the contents thereof) and any information and documents regarding the Property obtained by Purchaser, whether independently or from Seller, its agents, contractors or other third party (collectively, with the Evaluation Materials, “Confidential Information”) to any Person or entity other than Purchaser’s consultants, professionals, lenders, accountants, attorneys, partners, officers and employees involved in evaluating, reviewing, negotiating or closing the sale and purchase of the Property contemplated by this Agreement (collectively, the “Involved Parties”).  Purchaser agrees to use commercially reasonable efforts to cause all Involved Parties to keep confidential and not to disclose the Confidential Information. Any of the Confidential Information provided to Purchaser or any of the Involved Parties, or obtained by Purchaser or any Involved Parties, whether independently or from Seller, shall be for their internal use only and shall not be published, quoted, copied, distributed, divulged, disseminated or discussed, without the express prior written consent of Seller.  Purchaser further agrees that the Confidential Information will be used solely for the purpose of evaluating a purchase of the Property by Purchaser.  Notwithstanding anything to the contrary contained in this Section 21, Seller and Purchaser and their respective employees, representatives and agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including tax opinions or other tax analyses) that are provided to such Parties relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions of this Section 21 (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable any Person to comply with applicable securities laws and information may be disclosed in the event of litigation involving any Party.  For purposes of this Section 21, “tax treatment” means U.S. federal income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the proposed transaction contemplated by this Agreement.

Notwithstanding the provisions of this Section 21, Section 23 or any other Section in this Agreement to the contrary, Seller recognizes that Hines Global REIT, Inc., which is the general partner of Purchaser, is a public non-traded company, and it acknowledges and agrees that Purchaser or Hines Global REIT, Inc. may disclose in SEC and other filings with governmental authorities, financial statements and/or other communications such information regarding the transactions contemplated hereby and any such information relating to the Property or this Agreement as may be necessary or advisable under federal or state securities law, rules or regulations (including U.S. Securities and Exchange Commission (“SEC”) rules and regulations), “generally accepted accounting principles” or other accounting rules or procedures.  Without limiting the foregoing, Seller consents to Hines Global REIT, Inc. disclosing the possible transactions contemplated hereby and the filing of this Agreement with the SEC promptly after the execution of the same by both Parties.

22. DISCLAIMER AND RELEASE.

(a) Disclaimer.  Purchaser agrees that Purchaser is purchasing the Property in “AS IS”, “WHERE IS”, “WITH ALL FAULTS” condition, and without any warranties, representations or guarantees, either express or implied, of any kind, nature, or type whatsoever from, or on behalf of, Seller, (except as otherwise expressly set forth in this Agreement or in the Closing Documents) specifically, (without limiting the generality of the foregoing), without any warranty of (i) the value or utility of the Property, (ii) the nature or quality of the construction, structural design or engineering of the Improvements, (iii) the quality of the labor and materials included in the Improvements, (iv) the sewer conditions existing at the Land for any particular purpose, (v) the presence or absence of any hazardous substances or matter in or on the Land or Improvements, (vi) compliance of the Property with any applicable laws, regulations or other governmental requirements, or (vii) the accuracy of any information provided by Seller to Purchaser.  WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, PURCHASER AND SELLER FURTHER ACKNOWLEDGE AND AGREE THAT IN ENTERING INTO THIS AGREEMENT AND CLOSING THE TRANSACTIONS HEREUNDER, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE CLOSING DOCUMENTS, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO PURCHASER, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE LAND AND ANY IMPROVEMENTS, OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY.  IF THE CLOSING OCCURS, THEN PURCHASER SHALL BE DEEMED TO HAVE WAIVED ALL LIABILITY OF AND CLAIMS AGAINST SELLER WITH RESPECT TO THE PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, STRUCTURAL AND ENVIRONMENTAL MATTERS (AND ANY REMEDIATION, CONTRIBUTION OR INDEMNITY OBLIGATIONS).

(i) except as provided in this Agreement and in the Closing Documents, Seller and its affiliates, and its and their officers, managers, members, directors, employees and agents, expressly disclaims, has not made, will not, and does not, make, any warranties or representations, express or implied, with respect to the Property or any portion thereof, the physical condition or repair or disrepair thereof, the value, profitability or marketability thereof, or of any of the appurtenances, facilities or equipment thereon;

(ii) Seller and its affiliates, and its and their officers, directors, managers, members, employees and agents, expressly disclaims, has not made, will not, and does not, make, any warranties, express or implied, of merchantability, habitability or fitness for a particular use; and

(iii) The rights granted to Purchaser under this Agreement will permit Purchaser a full investigation of the Property, and the Parties hereto are fully satisfied with the opportunity afforded for investigation.  Neither Party is relying upon any statement or representation by the other unless such statement or representation is specifically set forth in this Agreement or any of the Closing Documents which representations and statements are subject to the limitations set forth in this Agreement.  Upon the Closing, Purchaser shall be deemed to have made such legal, factual and other inquiries and investigations as Purchaser deems necessary, desirable or appropriate with respect to the Property, the value and marketability thereof, and of the appurtenances, facilities and equipment thereof.  Such inquiries and investigations of Purchaser shall be deemed to include, but shall not be limited to, the physical components of all portions of the Improvements, the condition of repair of the Property or any portion thereof, such state of facts as an accurate survey would show, and the present and future zoning, ordinances, resolutions and regulations of the city, county and state where the Property is located.

(b) Release.  Without in any way limiting the generality of the preceding subsection (a), except as otherwise expressly set forth in this Agreement or in any of the Closing Documents, Purchaser specifically acknowledges and agrees that it hereby waives, releases and discharges all claims, demands, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs for expenses known or unknown, foreseen or unforeseen, it has, might have had, or may have, against each and/or any of Seller and its affiliates, and their managers, members, officers, directors, employees and agents, relating to, arising out of with respect to or any way connected with (i) the condition of the Property, either patent or latent, (ii) Purchaser’s ability, or inability, to obtain or maintain temporary or final certificates of occupancy or other licenses for the use or operation of the Improvements, and/or certificates of compliance for the Improvements, (iii) the actual or potential income, or profits, to be derived from the Property, (iv) the real estate, or other, taxes or special assessments, now or hereafter payable on account of, or with respect to, the Property, (v) Purchaser’s ability or inability to demolish the Improvements or otherwise develop the Property, (vi) the environmental condition of the Land or Improvements, (vii) the condition of title to the Property; (viii) the Property’s compliance with any applicable federal, state or local, law, rule or regulation, or (ix) any other matter relating to the Property.  The release set forth in this Section 22(b) includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s release of Seller.

(c) Survival.  The terms and provisions of this Section 22 shall survive Closing and/or the termination of this Agreement.

23. POST-CLOSING PUBLICATION

.  After the Closing, Purchaser and Seller shall agree upon a press release and shall thereafter jointly announce the acquisition of the Property; provided, however, Seller acknowledges that Purchaser shall be permitted to file a copy of this Agreement with the SEC in accordance with Section 21.

24. GENERAL PROVISIONS.

(a) Entire Agreement.  This Agreement and exhibits hereto constitute the entire agreement of Seller and Purchaser with respect to sale of the Property and supersede all prior or contemporaneous written or oral agreements, whether express or implied.

(b) Amendments.  This Agreement may be amended only by a written agreement executed and delivered by Seller and Purchaser.

(c) Waivers.  No waiver of any provision or condition of, or default under, this Agreement by any Party shall be valid unless in writing signed by such Party.  No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

(d) Time.  Time is of the essence of this Agreement.  In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is not a Business Day, in which case it shall run to the next day which is a Business Day.  All times of the day set forth herein shall be Eastern Standard Time.

(e) Unenforceability.  In the event that any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be excised from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

(f) Assignment.  Purchaser may neither assign its rights under this Agreement nor delegate its duties hereunder without the prior express written consent of Seller; provided Purchaser may assign this Agreement to the special purpose entity approved by Lender but in such event Purchaser shall not be released from and shall remain obligated for all obligations of Purchaser under this Agreement.  Any assignment or delegation by Purchaser in violation of this Section 24(f) shall be void and of no effect.

(g) Notices.  Any notices or other communications permitted or required to be given hereunder shall be in writing, shall be delivered personally, by reputable overnight delivery service, or by fax (provided a hard copy is delivered on the next Business Day by personal delivery or reputable overnight delivery service), and shall be addressed to the respective Party as set forth in this subsection (g).  All notices and communications shall be deemed given and effective upon receipt thereof.

To Seller:                                Brickman Durham LLC
c/o Brickman Associates
712 Fifth Avenue
New York, NY 10019
Attn: Bruce S. Brickman
Phone:                      (212) 541-5500
Fax:  (212) 956-5961

With copies to:                                Stephanie C. Powell
K&L Gates LLP
430 Davis Drive, Suite 400
Morrisville, North Carolina 27560
Phone:  (919) 466-1113
Fax:  (919) 516-2113

To Purchaser:                                           Hines Global REIT, Inc.
2800 Post Oak Blvd., 48th Floor
Houston, Texas 77056-6118
Attention:  Mr. Charles Hazen
Phone:  (713) 966-7602
Fax:  (713) 966-7851

With a copy to:                                c/o Hines Interests Limited Partnership
2800 Post Oak Blvd., 48th Floor
Houston, Texas 77056-6118
Attention:  Jason P. Maxwell, Esq.
Phone:  (713) 966-7638
Fax:  (713) 966- 2075

and

c/o Hines Interests Limited Partnership
1 South Dearborn Street, Suite 2000
Chicago, IL 60603-2302
Attention:  C. Kevin Shannahan
Phone:  (312) 419-4900
Fax:  (312) 346-4180

and

c/o Hines Interests Limited Partnership
Five Ravinia Drive
Atlanta, Georgia 30346-2104
Attention: Mr. Kurt A. Hartman
Phone:  (770) 206-5300
Fax:  (770) 206-5325 or 5327

and

King & Spalding LLP
1180 Peachtree Street, N.E.
Atlanta, Georgia 30309-3521
Attention: D. Clayton Howell
Phone: (404) 572-4600
Fax:  (404) 572-5131

(h) Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of North Carolina without regard to the laws regarding conflicts of laws.

(i) Counterparts.  This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the Parties, and all of which shall be construed together as a single instrument.  The Parties executing this Agreement may sign separate signature pages and it shall not be necessary for all Parties to sign all signature pages, but rather the signature pages may be combined.  Facsimile or .PDF file signatures shall be as binding as original signatures.

(j) Construction.  Seller and Purchaser agree that each and its counsel have reviewed and approved this Agreement, and that any rules of construction which provide that ambiguities be resolved against the drafting Party shall not be used in the interpretation of this Agreement or any amendments or exhibits hereto.  The words “include”, “including”, “includes and any other derivation of “include” means “including, but not limited to” unless specifically set forth to the contrary. Headings of sections herein are for convenience of reference only, and shall not be construed as a part of this Agreement. Except to the extent expressly provided otherwise in this Agreement, references to “sections” or “subsections” in this Agreement shall refer to sections and subsections of this Agreement, and references to “exhibits” in this Agreement shall mean exhibits attached to this Agreement.  The submission of drafts of this Agreement or comments or revisions thereto, shall not constitute an offer, counter-offer or acceptance; and no Party shall be bound hereby or entitled to rely hereon, unless and until this Agreement has been executed and delivered by Seller and Purchaser.

(k) No Recording.  Subject to the permitted disclosures under Section 21, Purchaser shall not, and shall not cause or permit any other Person to, record this Agreement or any memorandum or other evidence thereof in any public records.  If Purchaser violates the terms of this subsection (k), then this Agreement shall be deemed ipso facto terminated, the Earnest Money Deposit (together with all interest thereon) shall be paid to Seller, and Purchaser shall have no further interest in the Property pursuant to this Agreement or otherwise provided Purchaser shall be bound to the provisions that survive termination of this Agreement.

(l) No Third Party Beneficiaries.  This Agreement is for the sole benefit of Purchaser and Seller and no other Person is intended to be a beneficiary of this Agreement.

(m) Cooperation with Purchaser’s Auditors and SEC Filing Requirements.  Seller shall provide to Purchaser (at Purchaser’s expense) copies of, or shall provide Purchaser access to during normal business hours and upon seven (7) days prior written notice, such factual information as may be reasonably requested by Purchaser, and in the possession of Seller, or its property manager or accountants, to enable Purchaser’s auditor (Deloitte & Touche LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements of the Property for the year to date of the year in which the Closing occurs and the prior calendar year of 2009 for the sole purpose of complying with the Section 314 audit requirements.  Purchaser shall be responsible for all out-of-pocket costs associated with this audit and Purchaser’s request of Seller.  Seller shall reasonably cooperate (at no cost to Seller) with Purchaser’s auditor in the conduct of such audit by providing such information.  In addition, Seller agrees to provide to Purchaser’s auditor, if requested by such auditor, historical financial statements for the Property during Seller’s ownership of the Property, including income and balance sheet data for the Property, whether required before or after Closing for the sole purpose of complying with Section 314 audit requirements.  Without limiting the foregoing, (i) Purchaser or its designated independent auditor or other auditor may audit Seller’s operating statements of the Property for the calendar year 2009 and 2010 until Closing at Purchaser’s expense, and Seller shall furnish to Purchaser such non-privileged financial and other information as may be reasonably required by Purchaser or any affiliate of Purchaser to make any required filings with the Securities and Exchange Commission or other governmental authority; provided, however, that the foregoing obligations of Seller shall be limited to providing such information or documentation as may be in the possession of Seller, its property manager or accountants, at no cost to Seller, and in the format that Seller (or its property manager or accountants) have maintained such information.  Seller’s obligations under this Section 24(m) shall survive Closing for a period of twelve (12) months.  Notwithstanding anything contained herein to the contrary, (i) all information provided by Seller is without representation or warranty by Seller or recourse to Purchaser and (ii) Seller’s delivery requirements shall be limited to information during the period of Seller’s ownership of the Property.

25. BLOCKED PERSON CERTIFICATION

.  Purchaser understands that Executive Order 13224 and the regulations promulgated pursuant thereto provide that any transfer of property or interest in property with a person or entity (“Blocked Person”) listed on Appendix A to Title 31, Chapter V of the Code of Federal Regulations (the “Suspected Terrorist List”) is “null and void” and the party entering such transaction with a Blocked Person could be subject to monetary penalties or imprisonment in accordance with 31 CFR ‘594.701.  Purchaser represents and warrants to Seller that Purchase is not an entity or organization listed on the Suspected Terrorist List and Purchaser’s United State taxpayer identification number is 26-4000369.  Notwithstanding the provisions of Section 23, Purchaser acknowledges that this Section 25 may be disclosed to the Office of Foreign Assets Control, a division of the United States Treasury Department, or other governmental authorities.

26. RIGHT OF FIRST OFFER – BRICKMAN II PROPERTY

.  At Closing, Brickman II will by way of separate agreement (the “Brickman II Agreement”) grant unto Hines Global REIT Properties LP (“HGRP”) a right of first offer (“First Offer Right”) for the Brickman II Property, such property commonly known as Hock Plaza II under the following terms and conditions:

(a) Procedure.  In the event Brickman II determines that it desires to sell the Brickman II Property or all or substantially all of the membership interests in Brickman II, then Brickman II shall give written notice thereof to HGRP (the “Offer Notice”).  HGRP shall respond to the Offer Notice by written notice to Brickman II within five (5) Business Days after receipt of the Offer Notice, time being of the essence (the “Offer Response Period”) that it desires to make an offer to purchase the Brickman II Property or that it elects not to make an offer to purchase the Brickman II Property (the “Offer Response Notice”).  After HGRP has delivered the Offer Response Notice to Brickman II, Brickman II shall deliver to HGRP the following due diligence materials with respect to the Brickman II Property: (i) copies of all leases and amendments thereto, (ii) operating statements, with expense detail, for the previous two years, (iii) ARGUS or similar software files and (iv) a rent roll (collectively, the “Brickman II Evaluation Materials”).  HGRP shall have ten (10) Business Days after its receipt of the Brickman II Evaluation Materials, time being of the essence (the “Pricing Period”) within which to deliver to Brickman II a proposed purchase price for the Brickman II Property (the “Purchase Price Notice”).  Failure to timely respond within the Offer Response Period or the Pricing Period, time being of the essence, shall be deemed an election by HGRP that it elects not to make an offer to purchase the Brickman II Property.  If HGRP responds within the Offer Response Period and thereafter within the Pricing Period that it desires to make an offer to purchase the Brickman II Property, then HGRP and Brickman II shall discuss the terms of the offer, which offer may be rejected or accepted by Brickman II in its sole discretion within five (5) Business Days after its receipt of the Purchase Price Notice.  If HGRP and Brickman II agree on the terms of the offer, then HGRP and Brickman II shall execute and deliver a mutually acceptable purchase agreement for the purchase and sale of the Brickman II Property in substantially the same form as this Agreement with the exception of the economic terms (the “Purchase Agreement”) within twenty (20) days after Brickman II elects to accept HGRP’s proposed purchase price, time being of the essence (the “Contract Period”).

(b) Termination of Right.  The First Offer Right shall terminate and be void and of no effect the earlier of the first of the following to occur:  (i) the date of the Response Notice constituting HGRP’s election not to make an offer to purchase the Brickman II Property; (ii) the expiration of the Offer Response Period if the Offer Response Notice is not delivered within the Offer Response Period; (iii) the expiration of the Pricing Period if the proposed purchase price is not delivered within the Pricing Period; (iv) if the Purchase Agreement is not executed and delivered by HGRP and Brickman II prior to the expiration of the Contract Period, (v) twenty-four (24) months from the date Duke or DUHS leases the remaining leasable space in the Brickman II Property, (vi) any involuntary transfer of the Brickman II Property, including without limitation, transfer in foreclosure, transfer in lieu of foreclosure, condemnation or deed in lieu of condemnation, bankruptcy or court ordered estate litigation, or (vii) the inclusion of the Brickman II Property in a group of properties for sale by Brickman II and its affiliates (provided if the Brickman II Property and the Brickman DFC Property are the only two properties in the group this termination shall not apply and the First Offer Right shall apply to both the Brickman II Property and the Brickman DFC Property collectively).  Upon termination of the First Offer Right, Brickman II shall be free to sell or transfer the Brickman II Property free of the First Offer Right and subsequent purchasers shall not be bound by the First Offer Right.

(c) Exclusions from First Offer Right.  The First Offer Right shall not apply to:  (i) mortgage financing transactions, (ii) sale and leaseback financings, synthetic leases or any other off balance sheet financing, (iii) grants of easements, leases, usufructs, licenses, concession agreements or transfers not in fee, or (iv) transfers to an affiliate of Brickman II; provided, however, the First Offer Right shall remain in full force and effect after any or all of (i)–(iv) until terminated as provided in subsection (b) above.

(d) Assignment.  The First Offer Right may not be assigned by HGRP either independently or by assignment of this Agreement and any such assignment shall be null and void.

(e) Notwithstanding a failure to elect to purchase the Brickman II Property, a failure to execute the Purchase Agreement, or the termination of the First Offer Right, HGRP may participate in any bidding for the sale of the Brickman II Property.

27. RIGHT OF FIRST OFFER – BRICKMAN DFC PROPERTY

.  At Closing, Brickman DFC will by way of separate agreement (the “Brickman DFC Agreement”) grant unto HGRP a right of first offer (“DFC First Offer Right”) for the Brickman DFC Property, commonly known as the Duke Fertility Clinic, under the following terms and conditions:

(a) Procedure.  In the event Brickman DFC determines that it desires to sell the Brickman DFC Property or all or substantially all of the membership interests in Brickman DFC, then Brickman DFC shall give written notice thereof to HGRP (the “DFC Offer Notice”).  HGRP shall respond to the DFC Offer Notice by written notice to Brickman DFC within five (5) Business Days after receipt of the DFC Offer Notice, time being of the essence (the “DFC Offer Response Period”) that it desires to make an offer to purchase the Brickman DFC Property or that it elects not to make an offer to purchase the Brickman DFC Property (the “DFC Offer Response Notice”).  After HGRP has delivered the DFC Offer Response Notice to Brickman DFC, Brickman DFC shall deliver to HGRP the following due diligence materials with respect to the Brickman DFC Property: (i) copies of all leases and amendments thereto, (ii) operating statements, with expense detail, for the previous two years, (iii) ARGUS or similar software files and (iv) a rent roll (collectively, the “Brickman DFC Evaluation Materials”).  HGRP shall have ten (10) Business Days after its receipt of the Brickman DFC Evaluation Materials, time being of the essence (the “DFC Pricing Period”) within which to deliver to Brickman DFC a proposed purchase price for the Brickman DFC Property (the “DFC Purchase Price Notice”).  Failure to timely respond within the DFC Offer Response Period or the DFC Pricing Period, time being of the essence, shall be deemed an election by HGRP that it elects not to make an offer to purchase the Brickman DFC Property.  If HGRP responds within the DFC Offer Response Period and thereafter within the DFC Pricing Period that it desires to make an offer to purchase the Brickman DFC Property, then HGRP and Brickman DFC shall discuss the terms of the offer, which offer may be rejected or accepted by Brickman DFC in its sole discretion within five (5) Business Days after its receipt of the DFC Purchase Price Notice.  If HGRP and Brickman DFC agree on the terms of the offer then HGRP and Brickman DFC shall execute and deliver a mutually acceptable purchase agreement for the purchase and sale of the Brickman DFC Property in substantially the same form as this Agreement with the exception of the economic terms (the “DFC Purchase Agreement”) within twenty (20) days after Brickman DFC elects to accept HGRP’s proposed purchase price, time being of the essence (the “DFC Contract Period”).

(b) Termination of Right.  The DFC First Offer Right shall terminate and be void and of no effect the earlier of the first of the following to occur:  (i) the date of the DFC Response Notice constituting HGRP’s election not to make an offer to purchase the Brickman DFC Property; (ii) the expiration of the DFC Offer Response Period if the DFC Offer Response Notice is not delivered within the DFC Offer Response Period; (iii) the expiration of the DFC Pricing Period if the proposed purchase price is not delivered within the DFC Pricing Period; (iv) if the Purchase Agreement is not executed and delivered by HGRP and Brickman DFC prior to the expiration of the DFC Contract Period, (v) twenty-four (24) months from the date Duke or DUHS leases the remaining leasable space in the Brickman II Property; (vi) any involuntary transfer of the Brickman DFC Property, including without limitation, transfer in foreclosure, transfer in lieu of foreclosure, condemnation or deed in lieu of condemnation, bankruptcy or court ordered estate litigation, or (vii) the inclusion of the Brickman DFC Property in a group of properties for sale by Brickman DFC and its affiliates (provided if the Brickman II Property and the Brickman DFC Property are the only two properties in the group this termination shall not apply and the DFC First Offer Right shall apply to both the Brickman II Property and the Brickman DFC Property collectively).  Upon termination of the DFC First Offer Right, Brickman DFC shall be free to sell or transfer the Brickman DFC Property free of the DFC First Offer Right and subsequent purchasers shall not be bound by the DFC First Offer Right.

(c) Exclusions from First Offer Right.  The First Offer Right shall not apply to:  (i) mortgage financing transactions, (ii) sale and leaseback financings, synthetic leases or any other off balance sheet financing, (iii) grants of easements, leases, usufructs, licenses, concession agreements or transfers not in fee, or (iv) transfers to an affiliate of Brickman DFC; provided, however, the First Offer Right shall remain in full force and effect after any or all of (i)–(iv) until terminated as provided in subsection (b) above.

(d) Assignment.  The First Offer Right may not be assigned by HGRP either independently or by assignment of this Agreement and any such assignment shall be null and void.

(e) Notwithstanding a failure to elect to purchase the Brickman DFC Property, a failure to execute the Purchase Agreement, or the termination of the First Offer Right, HGRP may participate in any bidding for the sale of the Brickman DFC Property.

(SIGNATURE PAGES FOLLOW)

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date set forth above.

Date: _________________	SELLER: BRICKMAN DURHAM LLC, a Delaware limited liability company By: Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date set forth above.

Date: _________________	PURCHASER: HINES GLOBAL REIT PROPERTIES LP, a Delaware limited partnership By: Hines Global REIT, Inc., its general partner By: Name: Title:

Brickman Durham II LLC executes this Agreement for the sole purpose of consenting to Section 26.

BRICKMAN II:

BRICKMAN DURHAM II, LLC, a Delaware limited liability company

By:
Name:
Title:

Brickman DFC LLC executes this Agreement for the sole purpose of consenting to Section 27.

BRICKMAN DFC:

BRICKMAN DFC LLC

By:
Name:
Title:

LIST OF EXHIBITS

Exhibit A                      Assignment and Assumption of Leases
Exhibit B                      Bill of Sale and Assignment of Contracts and Other Interests
Exhibit C                      Building Leases
Exhibit D                      Contracts
Exhibit E                      Special Warranty Deed
Exhibit F                      Tenant Notices
Exhibit G                      Non-Foreign Affidavit
Exhibit H                      Affidavit of Title
Exhibit I                      Purchaser Transfer and Pledge Requirements
Exhibit J                      Brickman DFC Property

EXHIBIT A

ASSIGNMENT AND ASSUMPTION OF LEASES

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (the “Assignment”) is effective as of the _______ day of __________, 2010 (the “Effective Date”) by BRICKMAN DURHAM LLC, a Delaware limited liability company (“Seller”) and _________________, a _____________ (“Purchaser”).

RECITALS:

1. Pursuant to a Purchase and Sale Agreement dated as of _________, 2010, (the “Agreement”), Seller is contemporaneously herewith conveying to Purchaser the real property more particularly described on Exhibit A attached hereto and made a part  hereof for all purposes (the “Land”).

2. The Land is subject to the Leases, a list of which is attached hereto as Exhibit B and incorporated herein by reference (the “Leases”).

3. Seller desires to transfer and assign to Purchaser all of Seller’s right, title and interest in and to the Leases.

4. There are no security deposits held by Seller or required by the Leases.

NOW, THEREFORE, in consideration of One and No/100 Dollars ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

AGREEMENTS:

1. Seller hereby transfers and assigns to Purchaser all of Seller’s right, title and interest as landlord in and to the Leases.

2. Purchaser hereby assumes all obligations of the landlord under the Leases arising on or after the Effective Date.  Purchaser hereby agrees to indemnify and hold harmless Seller from and against any and all losses, costs, or expenses (including reasonable attorneys’ fees and disbursements) resulting by reason of Purchaser’s failure to perform any of the obligations assumed by Purchaser under this Assignment.

3. Seller hereby agrees to indemnify and hold harmless Purchaser from and against all losses, costs, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) resulting by reason of the failure of Seller to perform any of the obligations of the landlord under any of the Leases prior to the Effective Date subject to the limitations set forth in the Agreement; provided, however, Purchaser, by execution  below, acknowledges that the conveyance hereunder is subject to the terms and limitations of the Agreement and specifically made “as is” and “where is”, without any representation or warranty, express or implied (except as expressly provided in the Agreement).

4. Rent and Parking Deck/Security Personnel Expenses/Amortized Equipment Costs for the Leases shall be prorated in accordance with Section 15 of the Agreement.  Seller hereby expressly reserves all rights of Seller with respect to any amounts remaining due to Seller under the Leases as defined in, and in accordance with the terms and provisions of, the Agreement.

5. This Assignment is subject to the terms of the Agreement.

6. This Assignment may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

7. All capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

8. The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto and their successors and assigns.

(SIGNATURE PAGE FOLLOWS)

EXECUTED to be effective as of the Effective Date.

SELLER:

BRICKMAN DURHAM LLC, a Delaware limited liability company

By:
Bruce S. Brickman
Title:

PURCHASER:

By:
Title:

Exhibit A to Assignment and Assumption of Leases

Land

[To Be Attached]

Exhibit B to Assignment and Assumption of Leases

Leases

[To Be Attached]

EXHIBIT B

BILL OF SALE AND ASSIGNMENT OF CONTRACTS AND OTHER INTERESTS

BILL OF SALE AND ASSIGNMENT OF

CONTRACTS AND OTHER INTERESTS

THIS BILL OF SALE AND ASSIGNMENT OF CONTRACTS AND OTHER INTERESTS (“Assignment”) is effective as of the _____ day of _____________________, 2010, (the “Effective Date”) by and between BRICKMAN DURHAM LLC, a Delaware limited liability company (“Seller”) and _____________________, a _____________ (“Purchaser”).

RECITALS:

1. Pursuant to a Purchase and Sale Agreement dated as of __________, (the “Agreement”), Seller is contemporaneously herewith conveying to Purchaser that certain tract or parcel of land (the “Land”) more particularly described on Exhibit A attached hereto and made a part hereof.

2. In accordance with the Agreement, Seller has agreed to assign and transfer to Purchaser the following:

(a) any personal property, furniture, furnishings, equipment, systems, facilities and machinery, and conduits to provide life safety, heat, ventilation, air conditioning, electrical power, lighting, plumbing, security, gas, sewer and water thereto, to the extent owned by Seller and now located on or within the Land and the Improvements and used in connection therewith and not in conjunction with any other property, including, without limitation, those items of movable furniture and equipment listed on Exhibit B attached hereto (collectively, the “Personal Property”), provided that the Personal Property shall not include any personal property otherwise described above that is owned by tenants or other occupants of space in the Improvements or owned by any service provider pursuant to any of the Contracts (as defined below) or owned by a utility pursuant to one or more Permitted Exceptions or any office  equipment, furniture, art work and other items of personal property located in the management office.  Purchaser acknowledges and agrees that pursuant to the terms of the Leases, the Tenants have the right to remove certain property which shall then be owned by the Tenants;

(b) all of Seller’s right, title and interest, to the extent such interest may be assigned to Purchaser without cost to Seller, and without recourse or warranty, in those contracts relating to the improvement, maintenance or operation of, or the  provision of services or supplies to, the Land or the Improvements (excluding insurance contracts and policies) that are listed on Exhibit C attached hereto (collectively, the “Contracts”); and

(c) all of Seller’s right, title and interest, to the extent such interest may be assigned to Purchaser without cost to Seller, and without recourse or warranty, in all (i) warranties, guaranties, indemnities and claims, (ii) licenses, permits or similar documents, (iii) plans, drawings, specifications, surveys, engineering reports, architectural renderings, floor plans and other technical information, and (iv) website, domain names and other intangible assets, if any, all of which are exclusively for the Land and Improvements (the “Other Interests”).

NOW, THEREFORE, in consideration of Five Dollars ($5.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

AGREEMENTS:

1. Seller hereby ASSIGNS AND TRANSFERS to Purchaser, its successors and assigns, without warranty or recourse other than warranty of title to the Personal Property as herein limited, all of Seller’s interest in the Personal Property, Contracts and Other Interests.

TO HAVE AND TO HOLD the Personal Property until Purchaser, its successors and assigns, forever, and Seller does hereby bind itself, its successors and assigns to warrant and forever defend, all and singular, title to the Personal Property unto Purchaser, its successors and assigns against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Seller, but not otherwise, subject to the Permitted Exceptions.

2. PURCHASER, BY EXECUTION BELOW, ACKNOWLEDGES THAT THE CONVEYANCE OF THE PERSONAL PROPERTY IS SPECIFICALLY MADE “AS IS” AND “WHERE-IS”, WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (EXCEPT AS EXPRESSLY PROVIDED IN THE AGREEMENT AND EXCEPT AS TO TITLE AS LIMITED ABOVE), INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF FITNESS FOR ANY PARTICULAR PURPOSE OR MERCHANTABILITY OR ANY OTHER WARRANTIES WHATSOEVER PURCHASER IS RELYING ON ITS OWN INVESTIGATION OF THE PERSONAL PROPERTY.  EXCEPT AS EXPRESSLY STATED IN THE AGREEMENT, PURCHASER, FOR ITSELF AND ITS AGENTS, AFFILIATES, SUCCESSORS AND ASSIGNS, HEREBY WAIVES ITS RIGHT TO RECOVER FROM AND FOREVER RELEASES AND DISCHARGES SELLER, ITS AGENTS, PARTNERS, AFFILIATES, MEMBERS, MANAGERS, SHAREHOLDERS, OFFICERS, DIRECTORS, AND EMPLOYEES OF EACH OF THEM, AND THEIR SUCCESSORS AND ASSIGNS, FROM ANY AND ALL RIGHTS, CLAIMS AND DEMANDS AT LAW OR IN EQUITY, PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN AT THE TIME OF THE AGREEMENT, FORESEEN OR UNFORESEEN, ARISING OUT OF OR RELATING TO, OR  IN ANY WAY CONNECTED WITH THE CONDITION OF THE PERSONAL PROPERTY.

3. Purchaser hereby agrees to assume and perform all obligations accruing pursuant to the Contracts on or after the Effective Date and Purchaser does hereby agree to indemnify and hold Seller harmless from all such obligations.  Seller does hereby agree to indemnify and hold Purchaser harmless from all obligations accruing pursuant to the Contracts prior to the date hereof.

4. Assignment is hereby made subject to the terms and limitations of the Agreement.

5. All capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

6. This Assignment may be executed in counterparts.  All such executed counterparts shall constitute the same agreement, and the signature of any party to any counter party shall be deemed a signature to, and may be appended to, any other counterpart.

7. The terms and provisions hereof shall be binding upon and inure to the benefit of the respective parties hereto and their successors and assigns.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, Seller and Purchaser have executed this Assignment as of the Effective Date.

SELLER:

BRICKMAN DURHAM LLC, a Delaware limited liability company

BY:
Bruce S. Brickman,
Title:

PURCHASER:

By:
Title:

Exhibit A to Bill of Sale and Assignment of Contracts and Other Interests

Land

[To Be Attached]

Exhibit B to Bill of Sale and Assignment of Contracts and Other Interests

Personal Property

[To Be Attached]

Exhibit C to Bill of Sale and Assignment of Contracts and Other Interests

Contracts

[To Be Attached]

EXHIBIT C

BUILDING LEASES

1.
The Amended and Restated Lease dated as of August 5, 2005 between The MMDT Family L.L.C. and The Gary M. Hock L.L.C., as Landlord, and Duke University, as Tenant for the premises consisting of the auditorium and related space collectively of approximately 10,490 square feet located on the ground parking deck level of the Building and assigned to and assumed by Brickman Durham LLC by Assignment and Assumption of Leases effective November 17, 2005, and amended by that certain letter amendment dated November ___, 2005 (the “Auditorium Lease”).

2.
The Amended and Restated Lease dated as of August 5, 2005 between The MMDT Family L.L.C. and The Gary M. Hock L.L.C., as Landlord, and Duke University, as Tenant for the premises consisting of the 7th, 8th and 55% of the 6th floor of the Building and assigned to and assumed by Brickman Durham LLC by Assignment and Assumption of Leases effective November 17, 2005, and amended by that certain letter amendment dated November ___, 2005 (the “Cancer Center Lease”).

3.
The Amended and Restated Lease dated as of August 5, 2005 between The MMDT Family L.L.C. and The Gary M. Hock L.L.C., as Landlord, and Duke University, as Tenant for the premises consisting of the 4th, 5th and 45% of the 6th floor of the Building and assigned to and assumed by Brickman Durham LLC by Assignment and Assumption of Leases effective November 17, 2005, and amended by that certain letter amendment dated November ___, 2005 (the “DCRI Lease”).

4.
The Amended and Restated Lease dated as of August 5, 2005 between The MMDT Family L.L.C. and The Gary M. Hock L.L.C., as Landlord, and Duke University, as Tenant for the premises consisting of 4,619 square feet of the 3rd floor of the Building, as amended by First Amendment dated as of September 16, 2005, and assigned to and assumed by Brickman Durham LLC by Assignment and Assumption of Leases effective November 17, 2005, and amended by that certain letter amendment dated November ___, 2005 (the “Dial Lease”).

5.
The Amended and Restated Lease dated as of August 5, 2005 between The MMDT Family L.L.C. and The Gary M. Hock L.L.C., as Landlord, and Duke University, as Tenant for the premises consisting of the 11th floor of the Building and assigned to and assumed by Brickman Durham LLC by Assignment and Assumption of Leases effective November 17, 2005, and amended by that certain letter amendment dated November ___, 2005 (the “Eleventh Floor Lease”).

6.
The Amended and Restated Lease dated as of August 5, 2005 between The MMDT Family L.L.C. and The Gary M. Hock L.L.C., as Landlord, and Duke University, as Tenant for the premises consisting of 5,170 square feet of the 1st floor of the Building, as amended by First Amendment dated as of November 1, 2005, and as assigned to and assumed by Brickman Durham LLC by Assignment and Assumption of Leases effective November 17, 2005, and amended by that certain letter amendment dated November ___, 2005 (the “Medical Physics Program Lease”).

7.
The Amended and Restated Lease dated as of August 5, 2005 between The MMDT Family L.L.C. and The Gary M. Hock L.L.C., as Landlord, and Duke University, as Tenant for the premises consisting of 7,053 square feet of the 3rd floor of the Building, as amended by First Amendment dated as of November 1, 2005, and as assigned to and assumed by Brickman Durham LLC by Assignment and Assumption of Leases effective November 17, 2005, and amended by that certain letter amendment dated November ___, 2005 (the “Radiology Lease”).

8.
The Lease made and entered into as of November 10, 2005 The MMDT Family L.L.C. and The Gary M. Hock L.L.C., as Landlord, and Duke University, as Tenant, for the premises consisting of 7,269 square feet located on the ground parking deck level of the Building, as assigned to and assumed by Brickman Durham LLC by Assignment and Assumption of Leases effective November 17, 2005, and amended by that certain letter amendment dated November ___, 2005 (the “P-1 West Lease”).

9.
The Amended and Restated Lease dated as of August 5, 2005 between The MMDT Family L.L.C. and The Gary M. Hock L.L.C., as Landlord, and Duke University, as Tenant for the premises consisting of the 2nd floor of the Building and assigned to and assumed by Brickman Durham LLC by Assignment and Assumption of Leases effective November 17, 2005, and amended by that certain letter amendment dated November ___, 2005 (the “Second Floor Lease”).

10.
The Amended and Restated Lease dated as of August 5, 2005 between The MMDT Family L.L.C. and The Gary M. Hock L.L.C., as Landlord, and Duke University Health System, Inc., as Tenant for the premises consisting of the 9th and 10th floor of the Building and assigned to and assumed by Brickman Durham LLC by Assignment and Assumption of Leases effective November 17, 2005, and amended by that certain letter amendment dated November ___, 2005 (the “Technology Solutions  Lease”).

11.
The Amended and Restated Lease dated as of August 5, 2005 between The MMDT Family L.L.C. and The Gary M. Hock L.L.C., as Landlord, and Duke University Health System, Inc., as Tenant for the premises consisting of 3,796 square feet located on the 1st floor of the Building and assigned to and assumed by Brickman Durham LLC by Assignment and Assumption of Leases effective November 17, 2005, and amended by that certain letter amendment dated November ___, 2005 (the “Technology Solutions II Lease”).

12.
The Amended and Restated Lease dated as of August 5, 2005 between The MMDT Family L.L.C. and The Gary M. Hock L.L.C., as Landlord, and Duke University Health System, Inc., as Tenant for the premises consisting of 1,073 square feet located on the 1st floor of the Building and assigned to and assumed by Brickman Durham LLC by Assignment and Assumption of Leases effective November 17, 2005, and amended by that certain letter amendment dated November ___, 2005 (the “Technology Solutions III Lease”).  The Premises under the Technology Solutions III Lease have been subleased by Duke University Health System, Inc. to McKesson Information Solutions LLC pursuant to that Sublease dated December 9, 2005 (the “McKesson Information Solutions Sublease”).

13.
The Lease dated as of August 29, 2002 originally between GMH Family LLC and Duke University for the premises consisting of approximately 4,354 square feet located in the portion of the Building which is located on the ground parking deck level of the Building and assigned and distributed to Mountain Ventures HP-I, LLC, Mountain Ventures HP-II, LLC, Erwin Road I, LLC, Erwin Road II, LLC, Erwin Road III, LLC and Erwin Road IV, LLC and thereafter assigned and distributed to The MMDT Family L.L.C. and The Gary M. Hock L.L.C. and assigned to and assumed by Brickman Durham LLC by Assignment and Assumption of Leases effective November 17, 2005, and amended by that certain letter amendment dated November ___, 2005 (the “Nearly New Lease”).

14.
The Lease by and between Brickman Durham LLC, as Landlord, and Duke University Health System, Inc., as Tenant, executed by Landlord February 9, 2006 and executed by Tenant February 3, 2006 for the premises consisting of approximately 4,400 square feet located on the 1st floor of the Building (the “Technology Solutions IV Lease”).

15.
The Lease by and between Brickman Durham LLC, as Landlord, and Duke University Health System, Inc., as Tenant, executed by Landlord April 28, 2008, and executed by Tenant April 22, 2008 for the premises consisting of approximately 6,356 square feet located on the 1st floor of the Building (the “Technology Solutions V Lease”).

16.
The Lease by and between Brickman Durham LLC, as Landlord, and Duke University Health System, Inc., as Tenant, executed by Landlord September 11, 2006 and by Tenant September 1, 2006 for the premises consisting of approximately 14,510 square feet located on the 12th floor of the Building (the “Technology Solutions VI Lease”).

17.
The Lease by and between Brickman Durham LLC, as Landlord, and Duke University Health System, Inc., as Tenant, executed by Landlord February 9, 2006 and by Tenant February 3, 2006 for the premises consisting of approximately 11,000 square feet located in the portion of the Building which is located on the ground parking deck level of the Building (the “Hospital Education Program (P-1 East) Lease”).

EXHIBIT D

CONTRACTS

Hock Plaza I Contracts

Vendor	Service	Start	End		Annual Contract Amount
Foliage Concepts	Interior Plant Maintenance	3/1/2010	2/28/2011	30 day term notice	$ 4,525.50
Prime Power	Generator Maintenance	2/1/2010	1/31/2011	30 day term notice	$ 3,098.00
Brady Trane Services	HVAC Contractor	1/1/2009	12/31/2011	30 day term notice	$ 3,861.00
Young Building Maintenance	Janitorial	4/1/2010	3/31/2012	30 day term notice	$ 241,000.00
Bland Landscaping	Landscaping	1/1/2010	12/31/2010	30 day term notice	$ 22,781.00
Brady Trane Services	Water Treatment	7/1/2009	6/30/2012	30 day term notice	$ 4,635.00
Tidewater Fibre Corp	Waste Removal	12/1/2005	11/31/2010	60 day term notice	$ 10,800.00	varies
Securitas	Security	11/18/2005		30 day term notice	$ 176,642.00
ThyssenKrupp	Elevator	9/1/2005	8/31/2010	90 day notice prior to end of term, automatically renews at end of 4 year term without notice	$ 20,820.00	Subject to annual increase, this price is for 5 elevators, one of the 5 are in the parking garage, cost is billed back to parking deck NNN lease.
MG Capital	Janitorial		3/31/2010	Termination notice has been given	$ 267,000.00
Brickman Management LLC	Property Management	November 2005	Closing Date	Will be terminated on Closing Date	3% of gross revenue

EXHIBIT E

SPECIAL WARRANTY DEED

SPECIAL WARRANTY DEED

Excise Tax $                                           Tax Lot

Mail after recording to

This instrument was prepared by Stephanie C. Powell, K&L Gates LLP, 430 Davis Drive, Morrisville, NC 27560.

Brief description for the Index:  Lot A, The GMH Family L.L.C., Plat Book 168, page 349, City of Durham.

THIS SPECIAL WARRANTY DEED is made this _____ day of ___________, 2010, by and between Brickman Durham LLC, a Delaware limited liability company (the “Grantor”), and ____________________, a ____________ with a mailing address of _______________________________________________________ (the “Grantee”).

W I T N E S S E T H:

That Grantor, for a valuable consideration paid by the Grantee, the receipt of which is hereby acknowledged, has and by these presents does grant, bargain, sell, and convey unto the Grantee in fee simple, all that certain lot or parcel of land situated in the City of Durham, Durham County, North Carolina, and more particularly described as follows and incorporated herein by reference (the “Property”):

State of North Carolina, County of Durham, Township of City, City of Durham, consisting of 2.518 acres, and BEING all of Lot A, The GMH Family L.L.C., per plat of survey thereof entitled “-Final Plat- R/W Dedication and Revision of Easements Property of the GMH Family L.L.C. (Lot A) and Hock Plaza II, LLC (Lot B)” by Mitchell & Westendorf, P.A., dated May 2, 2003, revised August 26, 2005 and recorded September 6, 2005 in Plat Book 168 at Page 349, the Registry, to which reference is hereby made for a more particular description of same.

TO HAVE AND TO HOLD the Property and all privileges and appurtenances thereto belonging to Grantee in fee simple.

And Grantor covenants with Grantee, that Grantor has done nothing to impair such title as Grantor received, and Grantor will warrant and defend the title against the lawful claims of all persons claiming by, under, or through Grantor, except for the exceptions hereinafter stated:  (i) general real estate taxes for the year of the Closing and subsequent years, (ii) all easements and rights of ways, covenants, agreements, restrictions, development agreements, or other matters affecting the Property which are of record in the Durham County Register of Deeds, (iii) all site plans, development plans, zoning ordinances, regulations and any other ordinances or regulations affecting the Property, (iv) easements, rights of way, encroachments and boundary line disputes and other matters which would be disclosed by an accurate survey or inspection of the Property, (v) rights of way of streets, (vi) all matters shown on the plats recorded in Book 158, page 305 and Book 168, page 349 of the Durham County Registry, (vii) Easement Agreement between Brickman Durham LLC and M.M. Fowler, Inc. recorded in Book 6196, page 18 in the Durham County Register of Deeds, (viii) the “Amended And Restated Declaration of Easements and Restrictions” by and between GMH Family and Hock Plaza II, LLC recorded in Book 4955, page 940, in the Durham County Register of Deeds, as amended by that certain “First Amendment to Amended And Restated Declaration of Easements and Restrictions Recorded in Book 4955 at Page 940” recorded in Book 5026, page 620 in the Durham County Register of Deeds, (ix) that certain Ground Lease Termination and Memorandum of Ground Lease Termination dated November 17, 2005 and recorded in Book 5026, page 642 in the Durham County Register of Deeds; (x) the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing recorded in Book 5026, page 648 in the Durham County Register of Deeds and assigned by Assignment of Deed of Trust, Assignment of Leases and Rents and Security Agreement recorded in Book 5604, page 364 in the Durham County Register of Deeds; (xi) the Assignment of Leases and Rents recorded in Book 5026, page 670 in the Durham County Register of Deeds and assigned by Assignment of Assignment of Leases and Rents recorded in Book 5604, page 371 in the Durham County Register of Deeds; (xii) the Subordination, Non-Disturbance and Attornment Agreements recorded in Book 5026, page 688, 703 and 717 in the Durham County Register of Deeds, (xiii) the Leases listed on Exhibit A attached hereto, and (xiv) other matters listed on Exhibit A attached hereto. [WILL ALSO INCLUDE ANYTHING REQUIRED BY LENDER FOR LOAN ASSUMPTION]

By acceptance of this Deed, Grantee assumes all obligations under the loan secured by the foregoing Loan Documents.

Grantor acquired the Property by instrument recorded in Book 5026, page 608, Durham County Registry.

A map showing the Property is recorded in Plat Book 168, page 349, Durham County Registry.

In addition, Grantor has and by these premises, does grant, convey, remise, release and forever quitclaim unto Grantee, all right, title and interest, if any, in [INSERT RELATED RIGHTS] and to have and to hold such rights belongs to Grantee, if any, without warranty of title or otherwise free and discharged from all right, claim or interest of Grantor or anyone claiming by, through or under Grantor.

The designation Grantor and Grantee as used herein shall include said parties, their heirs, successors, and assigns, and shall include singular, plural, masculine, feminine, or neuter, as required by the context.

IN WITNESS WHEREOF, the Grantor has caused this Deed to be executed by its duly authorized manager to be effective as of the day and year first above written.

BRICKMAN DURHAM LLC

By:________________________________(SEAL)
Name:
Title:

NORTH CAROLINA

DURHAM COUNTY

I, _________________________, a Notary Public for said County and State, do hereby certify that, _____________________, Manager of BRICKMAN DURHAM LLC, a Delaware limited liability company, personally appeared before me this day and acknowledged that he is Manager of said company and that he, as being authorized to do so, executed the foregoing instrument on behalf of the company.

Witness my hand and official seal this the _______ day of _________, 2010.

My Commission Expires:                                                                                     Notary Public
Print Name:

[NOTARIAL SEAL]

Exhibit A to Special Warranty Deed

Leases and Other Exception Matters

[To Be Attached]

EXHIBIT F

TENANT NOTICES

______________, 2010
Duke University                                                                                     VIA HAND DELIVERY
2200 West Main Street
Wachovia Tower, 9th Floor
Durham, North Carolina 27705
Attn:           Lease Administrator

Re:
(Amended and Restated Leases dated as of August 5, 2005 by and between The MMDT Family L.L.C. and The Gary M. Hock L.L.C., as Landlord, and Duke University, as Tenant, for each of the premises located in the building known as Hock Plaza at 2424 Erwin Road, Durham, North Carolina and known as the Auditorium Lease, the Cancer Center Lease, the DCRI Lease, the Dial Lease, the Eleventh Floor Lease, the Medical Physics Program Lease, the Radiology Lease and the Second Floor Lease (collectively, the “Leases”).  The Leases are further described on Exhibit A attached hereto.

Ladies and Gentlemen:

You are hereby notified that BRICKMAN DURHAM LLC (“Seller”) has sold all of its interest as Landlord in the Leases to ______________ (“Purchaser”) and in connection with such sale, the Purchaser has assumed and agreed to perform all of the Landlord’s obligations under the Leases arising after the date hereof.

Accordingly, (a) all of your obligations under the Leases from and after the date of this Tenant Notice (including your obligation to pay rent) shall be performable to and for the benefit of Purchaser, its successors and assigns, and (b) all of the obligations of the Landlord under the Leases arising after the date hereof shall be binding obligations of Purchaser and its successors and assigns.

The address of Purchaser for all purposes under the Leases (including the payment of rent) is ___________________.

Very truly yours,

BRICKMAN DURHAM LLC

By:
Name:
Title:

Agreed to and Accepted:

PURCHASER:

By:
Name:
Title:

cc:           Jeffrey H. Potter, Director of Real Estate Administration (Via Facsimile To (919) 681-7286)
402 Oregon Street
Durham, North Carolina 27705

Exhibit A to Tenant Notices

Leases

[To Be Attached]

EXHIBIT G

NON-FOREIGN AFFIDAVIT

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by BRICKMAN DURHAM LLC, a Delaware limited liability company (the “Transferors”), the undersigned hereby certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor’s U.S. employer identification number is ______________.

3. Transferor’s office address is ___________________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferors.

Dated as of , 2010 Certified, sworn to and subscribed before me this day of, 2010. Notary Public My Commission Expires:	BRICKMAN DURHAM LLC By: Name: Title:

EXHIBIT H

AFFIDAVIT OF TITLE

TITLE AFFIDAVIT AND GAP INDEMNITY

STATE OF NORTH CAROLINA) ) ss COUNTY OF DURHAM )	ORDER NO./COMMITMENT NO. ____________

BEFORE ME, the undersigned authority, personally appeared _________________ (the “Affiant”) in his/her capacity as ___________________ of Brickman Durham LLC, a Delaware limited liability company (the “Owner”), who first being duly sworn, deposes and says, to the best of my knowledge:

1.	That Affiant is duly authorized to make this affidavit of behalf of the Owner.

2.
That the Owner is the fee owner subject to the exceptions set forth in the Special Warranty Deed to ____________________ (the “Deed Exceptions”) of that certain real property described on Exhibit A attached hereto, commonly known as Hock Plaza and located at 2424 Erwin Road, Durham, North Carolina (the “Property”).

3.
That the Owner has not entered into any written agreement except with Holliday Fenoglio Fowler, L.P. __________________________, nor does the Owner have actual knowledge of anyone else entering into any written agreement with any real estate broker for the sale of the Property.

4.
That to Owner’s actual knowledge, there are no unrecorded labor, mechanics’, or materialmen’s liens against the Property due to work by Owner, and no material has been furnished to or labor performed upon the Property by or at the direction of Owner except such that has been paid for in full or will be paid by Owner.

5.
That with respect to the Property, there are no unrecorded options or contracts to purchase (except for the contract with _____________________ as Purchaser), contracts for deed or mortgage commitments, sales agreements (except for the contract with _____________________ as Purchaser), participation agreements, mortgages, security interests, or unrecorded deeds, easements or rights-of-way between Owner and a third party, and that to Owner’s actual knowledge no boundary line disputes or adverse interest with respect to the Property except for the Deed Exceptions.

6.
That there are no existing, leases affecting the Property, except as shown in the Deed Exceptions, and that such leases, if any, contain no options to purchase the Property or rights of first refusal to purchase the Property.

7.
That to Owner’s actual knowledge, there is no action or proceeding, including but not limited to bankruptcy, which is now pending against Owner in any State or Federal Court, nor to Owner’s actual knowledge is there any attachment, judgment or other encumbrance against Owner which may now constitute a lien upon the Property.

8.
That to Owner’s actual knowledge, the Owner has received no written notice (except as may have been disclosed in the public records of the applicable jurisdiction) of an officially proposed or pending special assessment on the Property or a pending taking of any portion of the Property by any governmental body; and to the Owner’s actual knowledge, there has been no work done on the Property by the municipality, nor written notice received that work is to be done on the Property by the municipality (county, city, borough or township), or at its direction, including but not limited to the installation of water or sewer lines on the Property or of other utilities, or for improvements on the Property such as paving or repaving of streets or alleys, or the installation of curbs and sidewalks on the Property except as provided in the Deed Exceptions.

9.
That Owner has received any and all limited liability consents and/or authorization in the Owner’s operating agreement necessary in order to authorize the conveyance of the Property.  Should Lawyers Title request a copy of the consents and/or operating agreement, Owner shall furnish copies of the applicable consent or section in the operating agreement within a reasonable time period.

10.
That the Owner is not a foreign Person, but rather is a “United States Person” within the meaning of Section 7701 (a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”), and that Owner’s true and correct United States taxpayer identification number (or Social Security number) of the Owner is set forth below opposite the signature of the manager of Owner.  Owner is making the statements set forth herein for the purpose of releasing the Purchaser and/or Settlement Agent from any withholding obligation which might otherwise be imposed under Section 1445 (a) of the Code.

THIS AFFIDAVIT is made for the purpose of inducing _________________________ to issue a title insurance policy, and if acting as escrow or closing agent, then to disburse any funds held as escrow or closing agent.  Affiant hereby indemnifies and agrees to save harmless ________________________ against any damages or expense, including attorney fees, sustained as a result of any of the foregoing matters willfully not being true and accurate and of which ________________________ did not have notice prior to issuing the title policy and further indemnifies ________________________ as to defects, liens, encumbrances, adverse claims or other matters, if any, created by Owner, first appearing on the public records or attaching subsequent to the effective date of the above-referenced Commitment but prior to the effective date of such title insurance policy except for ________________________.

Nothing in the Affidavit shall affect in any way title insurance coverage heretofore provided to Owner by ________________________or its affiliates, or their respective predecessors-in-interest, with respect to the Property.

Dated as of this _______ day of ________________________, 2010.

US Taxpayer ID No. __________________

BRICKMAN DURHAM LLC

By:
Name and Title:

Sworn to and subscribed before me this ______ day of ________________________, 2010

Notary Public

My Commission Expires:

Exhibit A To Title Affidavit And Gap Indemnity

The Property

State of North Carolina, County of Durham, Township of City, City of Durham, consisting of 2.518 acres, and BEING all of Lot A, The GMH Family L.L.C., per plat of survey thereof entitled “-Final Plat- R/W Dedication and Revision of Easements Property of the GMH Family L.L.C. (Lot A) and Hock Plaza II, LLC (Lot B)” by Mitchell & Westendorf, P.A., dated May 2,2003, revised August 26, 2005 and recorded September 6, 2005 in Plat Book 168 at Page 349, the Registry, to which reference is hereby made for a more particular description of same.

EXHIBIT I

PURCHASER TRANSFER AND PLEDGE REQUIREMENTS

Permitted Transfers:  Notwithstanding the any provision to the contrary contained herein, the following Transfers shall also be permitted without consent (in each case, a "Permitted Transfer"):

(a)           a direct or indirect transfer of membership interests, partnership interests, corporate shares or trust interests of Borrower or the direct or indirect owners of interests in Borrower ("Borrower Constituent Owners"), so long as (i) whether directly or indirectly, Borrower is controlled by Hines Global REIT and (ii) not less than fifty-one percent (51%) of the legal and beneficial ownership interests in Borrower are owned directly by HGR Operating Partnership or a wholly-owned subsidiary of HGR Operating Partnership.  Without limiting the foregoing, and without consent being required from Lender, (A) transfers of direct or indirect interests in HGR Operating Partnership and Hines Global REIT shall be permitted, (B) the issuance of new shares, partnership interests, membership interests or other direct or indirect ownership interests of any kind in HGR Operating Partnership and Hines Global REIT shall be permitted, and (C) the merger, combination, consolidation or other reorganization of Hines Global REIT and/or HGR Operating Partnership shall be permitted;

(b)           Hines Global REIT, HGR Operating Partnership and the other partners in HGR Operating Partnership and their constituent owners may incur indebtedness and pledge their indirect interests in Borrower (Lender hereby acknowledging that such pledge may be foreclosed on and such indirect interests transferred whether or not an Event of Default exists under the Loan Documents so long as Hines Global REIT continues to control the Borrower); and

(c)           HGR Operating Partnership may incur indebtedness and pledge up to a forty-nine percent (49%) direct or indirect interest in Borrower so long as Hines Global REIT continues to control Borrower (Lender hereby acknowledging that such pledge may be foreclosed on and such forty-nine percent (49%) direct or indirect interests transferred whether or not an Event of Default exists under the Loan Documents so long as Hines Global REIT continues to control Borrower).

EXHIBIT J

BRICKMAN DFC PROPERTY

All that certain lot or parcel of land situated in the City of Durham, Triangle Township, Durham County, North Carolina, and more particularly described as follows:

Located on the West side of Fayetteville Road, BEING all of Lot 2 per plat of survey thereof titled "MC Durham Company - Fayetteville Road" by S. D. Puckett & Assoc. Inc. dated October 8, 1998, recorded November 13, 1998, in Plat Book 142, page 33, Durham County Register of Deeds, to which reference is hereby made for a more particular description of same.

LESS that property conveyed to the City of Durham by that North Carolina General Warranty Deed dated February 15, 1999, and recorded September 17, 1999, in Book 2710, page 488, and designated as a 4657.17 quare foot tract shown per plat of survey thereof titled "Final Plat Showing Easement Required for American Tobacco Trail - M. C. Durham Property" by Donald F. Greeley, Registered Land Surveyor, dated November 10, 1998, recorded September 17, 1999, in Plat Book 144, page 106, Durham County Register of Deeds, to which reference is hereby made for a more particular description of same.

Together with all rights of Grantor in and to any and all roads, streets, and highways bordering the property and all rights of Grantor in and to all property abandoned or to be abandoned by the North Carolina Department of Transportation contiguous to the Property and contiguous to the property shown on Tax Map 522-02-003B identified as owned by the City of Durham.

LESS AND EXCEPT the right-of-way reflected on the surveys titled “Final Plat Showing Easements and Right of Way Required for Fayetteville Road” by Barbara H. Mulkey Engineering, Inc. dated May 2, 2002, and recorded June 3, 2002, in Plat Book 155, pages 261 and 263, Durham County Registry.

ALSO LESS AND EXCEPT that fee simple interest in property conveyed by MC Durham Co. to the City of Durham, a North Carolina municipal corporation, by that Deed dated August 27, 2002, and recorded September 7, 2002, in Book 3575, page 717, Durham County Registry.